Exhibit 10.5

DATED OCTOBER 27 2016

FAUNUS GROUP INTERNATIONAL, INC.	(1)
and
CIBER AG	(2)
and
CIBER MANAGED SERVICES GMBH	(3)

RECEIVABLES PURCHASE AGREEMENT

Squire Patton Boggs (UK) LLP
7 Devonshire Square
London
EC2M 4YH
United Kingdom
DX 136546 Bishopsgate 2

O +44 20 7655 1000
F +44 20 7655 1001

Reference SSH.325-0043

i

DATE OF RECEIVABLES PURCHASE AGREEMENT	2016
PARTIES
(1)	FAUNUS GROUP INTERNATIONAL, INC. a Delaware corporation, whose principal office is at 80 Broad Street, 22nd Floor, New York, NY 10004 ("FGI"); and
(2) (3)
CIBER AG a stock corporation established under German law, registered with the commercial register at the local court (Amtsgericht) of Mannheim under registration number HRB 333857, and with registered address at Speyerer Strasse 14, 69115 Heidelberg, Germany
CIBER Managed Services GmbH a limited liability company established under German law, registered with the commercial register at the local court (Amtsgericht) of Mannheim under registration number HRB 422399, and with registered address at Speyerer Strasse 14, 69115 Heidelberg, Germany
((2) and (3) together the “Original Clients” and each an "Original Client" and each a "Client").

IT IS AGREED THAT:

1	INTERPRETATION

1.1	Components of the agreement between the Parties
The legal agreement between the Parties consists of:

(a)	this Receivables Purchase Agreement;

(b)	any separate Facility Conditions that are agreed in writing by the Parties to be applicable; and

(c)	any other Finance Documents; and

(d)	any document referred to in any of the above (or otherwise agreed in writing by the Parties) as having legal effect.

1.2	Meanings
The meanings of words or phrases with special meanings and shown with initial capital letters are given in clause 3 (Definitions and interpretation) of this Receivables Purchase Agreement or, as the case may be, in the applicable Facility Conditions.

1.3	Single agreement
This Receivables Purchase Agreement and the Facility Conditions, if any, in force for the time being (together and as varied, amended, supplemented and/or substituted from time to time in accordance with their respective terms, the “Agreement” or the “Deed”) together constitute and should be construed together as a single agreement.

1.4	Entire agreement

72
[signature page FGI – CIBER – Receivables Purchase Agreement]

Except as stated in clause 1.1 (Components of the agreement between the Parties), the Agreement constitutes the entire agreement between the Parties in relation to the matters referred to in it and supersede any previous agreement, express or implied, in relation to such matters.

2	COMMERCIAL TERMS
The following Commercial Terms apply to this Receivables Purchase Agreement:

2.1	Credit Parties as at the Commencement Date
Original Clients’ details:
	(a) Name:	CIBER AG and CIBER Managed Services GmbH
	(b) Country of incorporation:	Germany
	(c) Company number:	CIBER AG: HRB 333857; and CIBER Managed Services GmbH: HRB 422399
	(d) Registered office:	Speyerer Strasse 14, 69115 Heidelberg, Germany
	(e) Trading address (if different):	N/A
	(f) Facsimile number:	49 6221 4502 20
	(g) Financial Year End Date	31 December
	Initial Security Obligors:	(a) the Original Clients; (b) Ciber Inc; (c) CIBER UK LTD
2.2	Duration of Receivables Purchase Agreement:
(a) Commencement Date:
The date of this Agreement or such later date on which FGI confirms that all the conditions precedent (if any) specified in part A of Schedule 1 (Conditions precedent) have been satisfied (other than the conditions referred to in Section 2.4 (Share Pledge Agreement AG) and Section 2.5 (Share Pledge Agreement GmbH) of Part A of Schedule 1 which shall be conditions subsequent and be satisfied within the time period specified therein)

	(b) Minimum Period:	36 months from and including the Commencement Date
	(c) Notice period:	3 months
2.3	Receivables Purchase Facility particulars:

	(a) Type of facility:	Disclosed receivables purchase
	(b) Facility Limit:	$12,000,000 in aggregate with the Covered Affiliate Agreements
	(d) Description of Eligible Receivables:	All German law governed Receivables except for Ineligible Receivables and those that are otherwise expressly excluded
	(e) Nature or Clients’ business:	Information technology service activities
	(f) Approved Currencies	Euro, Pounds Sterling and US Dollars
	(g) Permitted Territories	Any jurisdiction, other than a Sanctioned Territory
	(h) Payment Percentage:	80 per cent.
	(i) Permitted Credit Period:	90 days from the date of the relevant Invoice. This applies to Invoices issued to all Customers
(j) Debtor Concentration Limit:
Expressed as a percentage of all Outstanding Notified Receivables of the Clients, [and under any other receivables purchase agreement between FGI and a member of the Group] at any time, the Debtor Concentration Limit is 20%

	(l) Additional categories of Permitted Security (if any)	None
(m) Conditions Subsequent
Each Client shall provide an updated audit of its assets within 90 days of the Commencement Date. Further, the conditions referred to in Section 2.4 (Share Pledge Agreement AG) and Section 2.5 (Share Pledge Agreement GmbH) of Part A of Schedule 1 shall be conditions subsequent and be satisfied within the time period specified therein.

(n) Initial Security Documents
the Global Security Assignment Agreement, the Account Pledge Agreement, the Share Pledge Agreement AG, the Share Pledge Agreement GmbH and the Cross-Corporate Guarantee Agreement to be entered into between Faunus Group International, Inc. as Beneficiary and those companies listed therein as guarantors (as defined in part A of Schedule 1 (Conditions precedent);

	(o) Additional Finance Documents (refer to definition of “Finance Documents”) (p) Permitted Dilution Percentage	N/A means 13.5% in any 90 day period
2.4	Fees and charges:

(a) Closing Fee:	$120,000 in aggregate with the Covered Affiliate Agreements
(b) Discount rate:	4.50 per cent. per annum above the Applicable Rate, subject to a minimum Discount rate of 5.25 per cent per annum
(c) Applicable Rate	LIBOR
(d) Administration Fee:	In relation to each Receivable, 0.29 per cent. of its Notified Value
(e) Annual Fee:	Nil
(f) Agency Termination Fee:	A sum equal to 5 per cent of Funds In Use at the relevant time
(f) Audit Fee:	£1,250 per man day, plus costs and expenses reasonably incurred
(g) Non-Utilisation Fee Percentage	The percentage rate per annum that is equal to the sum of the Discount rate and the Administration Fee
(h) Net Funds Employed (for the purposes of calculating the Non-Utilisation Fee)	$4,000,000
(i) Early Termination Fee
If this Receivables Purchase Agreement is terminated:
(i) prior to the first anniversary of the Commencement Date, a sum equal to 3.00 per cent of the Facility Limit; or
(ii) on or after the first anniversary of the Commencement Date, but before the second anniversary of the Commencement Date, a sum equal to 2.00 per cent of the Facility Limit; or
(iii) on or after the second anniversary of the Commencement Date, but before the third anniversary of the Commencement Date, a sum equal to 1.00 per cent of the Facility Limit.

(j) Misdirected Payment Fee	In relation to a Receivable, a sum equal to 15 per cent of its Notified Value

3	DEFINITIONS AND INTERPRETATION

3.1	Definitions
In this Agreement, unless the context otherwise requires:

"Accession Deed" means a document substantially in the form set out in Schedule 3 (Form of Accession Deed).
“Accounting Principles” means the generally accepted accounting principles as in effect on the Commencement Date applied in a manner consistent with the most recent audited financial statements of each Client and its Subsidiaries delivered to FGI in accordance with Clause 14.1(b) (Provision of information).
"Accounts" means any account operated by FGI in its books for each Client in accordance with the terms of any Finance Document, which shall be used to record transactions being made between the Clients and FGI in accordance with this Agreement, in particular the Assigned Receivables Account, the Funds In Use Account and the Reserve Account.
“Additional Client” means any wholly-owned Subsidiary of each of the Original Clients which becomes a Client in accordance with clause 32(Additional Parties).
“Additional Obligor” means an Additional Client or an Additional Security Obligor.
“Additional Security Obligor” means a company which becomes a Security Obligor in accordance with clause 32(Additional Parties).
"Administration Fee" means a fee payable by each Client, in accordance with clause 10.3 (Administration Fee), in the amount specified in the Commercial Terms.
"Administrator" means any person who is appointed to manage the Client's affairs, business and property as strong or weak preliminary insolvency administrator (schwacher oder starker vorläufiger Insolvenzverwalter), insolvency administrator (Insolvenzverwalter), self-administrator (Eigenverwaltung) or supervising administrator (Sachwalter) within the meaning of the German Insolvency Code.
Advance" means an advance made or to be made by FGI pursuant to the Over Advance Facility and "Advances" shall be construed accordingly
"Agency Termination Fee" means the fee payable in accordance with clause 10.8 (Agency Termination Fee) in the amount specified in the Commercial Terms.
"Annual Fee" means the fee payable in accordance with clause 10.10 (Annual Fee) in the amount specified in the Commercial Terms.
"Assigned Receivable" means any Receivable assigned to FGI pursuant to clause 5 (Sale purchase and assignment of Receivables and Related Rights) of this Agreement;
"Assigned Receivables Account" means an Account for each of the Clients in which FGI will record all Receivables assigned by the relevant Client to FGI in accordance with this Agreement, and where any Purchased Receivables or Receivables the purchase of which has been rejected by FGI and any Receivables which have been repurchased by the Clients from FGI will be identified;
"Applicable Rate" means the amount specified as such in the Commercial Terms.

"Approved Currencies" means the currencies identified as such in the Commercial Terms and "Approved Currency" means any one or more of them.
"Associate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Audit Fee" means the fee payable in accordance with clause 10.6 (Audit fee) in the amount specified in the Commercial Terms.
"Availability" means the maximum aggregate amount from time to time of all monies capable of being advanced by FGI to any of the Clients on account of the Purchase Price, being the lower of:

(a)
the amount calculated by applying the Payment Percentage to the aggregate Notified Value of Outstanding Eligible Receivables (being the balance for the time being standing to the credit of the Assigned Receivables Account); and

(b)	the Facility Limit,
and then, as applicable:

(c)	adding thereto the aggregate credit balance (if any) on the Reserve Account; and

(d)	deducting therefrom the Funds in Use;

(e)	deducting therefrom the Funds in Use under any other Receivables Purchase Agreement between a member of the Group and FGI; and
then (but without double counting) deducting Reserves.
"Business Day"’ means a day (other than a Saturday or Sunday) on which banks generally are open for business in London, Mannheim and New York.
"Change of Control" means any person or group of persons acting in concert gains direct or indirect control of any of the Original Clients. For the purposes of this definition:

(a)	"control" of any of the Original Clients means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of any of the Original Clients; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of any of the Original Clients; or

(C)
give directions with respect to the operating and financial policies of any of the Original Clients with which the directors or other equivalent officers of any of the Original Clients are obliged to comply; and/or

(ii)
the holding directly or indirectly of more than 50 per cent of the issued share capital of any of the Original Clients (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)
"acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in any of the Original Clients by any of them to obtain or consolidate control of any of the Original Clients;

“Clients” means the Original Clients and any Additional Clients and “Client” shall mean any one or more of them as the context may admit or require.
"Client Risk Amount" means, in respect of each Purchased Receivable, the amount of the Gross Invoice Value of the Purchased Receivable at its Purchase Date less the FGI Risk Amount in respect of such Purchased Receivable;
"Closing Fee" means the fee payable in accordance with clause 10.1 (Closing fee) in the amount specified in the Commercial Terms.
"Collateral" means, in relation to a Client, all property and assets, whether real or personal, tangible or intangible, in which that Client may, at any time, have any right, title or interest.
"Collection Date" means, in relation to a Receivable, no later than the third Business Day immediately following the date on which FGI identifies a remittance received by it as being referable to a Client.
"Commencement Date" means the date of commencement of this Deed which is the date on which FGI confirms to the Original Clients that all conditions set out in part A of Schedule 1 (Conditions Precedent) have been satisfied or waived as the case may be (other than the conditions referred to in Section 2.4 (Share Pledge Agreement AG) and Section 2.5 (Share Pledge Agreement GmbH) of Part A of Schedule 1 which shall be satisfied within the time period specified therein).
“Commercial Terms” means the commercial terms applicable to this Receivables Purchase Agreement, as more particularly set out in clause 2 (Commercial Terms).
"Conditions Subsequent" means the conditions described as such in the Commercial Terms.
"Confidential Information" means all information relating to a Client, the Group, the Finance Documents or any Facility of which FGI becomes aware in its capacity as a finance-provider or otherwise under the Finance Documents or the Facility from either a member of the Group or its advisers, whether directly or indirectly and in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by FGI of clause 28 (Confidential Information); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)
is already known by FGI before the date the information is disclosed to it by a member of the Group or its advisers or is lawfully obtained by FGI after that date, from a source which is, as far as FGI is aware, unconnected with the Group and which, in either case, as far as FGI is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking in any form agreed between the Original Clients and FGI;
“Covered Affiliate Agreement” means each of the UK Receivables Purchase Agreement and the Spanish Receivables Purchase Agreement.
"Credit Parties" means the Clients, and the Security Obligors (or any one or more of them as the context may admit or require).
"Customer" means any person or entity (corporate or unincorporated) incurring a payment obligation to a Client (whether under a present, future or prospective Supply Contract or otherwise) and includes, where the context so permits, a person having the duty to administer the Customer's estate upon death or Insolvency.
“Deed of Priority” means the deed of priority (if any) dated on or about the Commencement Date between FGI, Wells Fargo Bank N.A. and certain members of the Group.
"Default Risk" means the risk that a Purchased Receivable becomes a Defaulted Receivable;
"Defaulted Receivable" means a Receivable which is owed by a Customer which is Insolvent, or which has not been collected in full on or before the sixtieth (60th) day after its maturity date (other than for reason of a dispute between the Client and the Customer);
"Deferred Purchase Price" means, in respect of each Purchased Receivable, its Purchase Price, less its Initial Purchase Price;
"Delivered" means, in relation to a Supply Contract, full performance by the relevant Client of the Supply Contract (or any relevant or applicable part of the Supply Contract) including, in the case of goods, their readiness for collection by the Customer, or their despatch to, or to the order of, the Customer (and for these purposes a Supply Contract shall be deemed to have been fully performed in respect of the obligation of a Client to effect delivery of goods if the goods in question have been accepted, title to the goods has been exchanged and the Client has issued an invoice to the relevant Customer in respect of the goods) or, in the case of services, the performance in full of all relevant obligations under the Supply Contract (or any relevant or applicable part of the Supply Contract).
“Dilution Percentage” means for any period of time the percentage obtained by dividing (a) the aggregate amount of credit notes, discounts and other downward adjustments to the original invoiced price of stock in trade sold or services rendered by the Client during such period, by (b) the gross amount of receipts in respect of Receivables for such period, all as determined by FGI.
"Discount" means the charge (if any) made by FGI calculated in the manner prescribed by clause 10.2 (Discount) and at the rate initially specified in the Commercial Terms.
"Dormant Subsidiary" means a member of the Group that does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including without limitation, indebtedness owed to it) which in aggregate have a value of more than 5.00% of the gross assets or turnover of the Group
"Early Termination Fee" means the fee payable in accordance with clause 10.4 (Early Termination Fee) in the amount specified the Commercial Terms.
"Eligible Receivable" means a Receivable in respect of which all warranties, representations, covenants and undertakings have been complied with by the Client and which is not an Ineligible Receivable.
"Euro","€" and “EUR” means the single currency for the time being of the Participating Member States.
“Facility” means and includes any or all (as the context requires) of the Receivables Purchase Facility and other facility or facilities made available at any time by FGI to the Clients from time to time by mutual agreement, whether on the same date as this Agreement and whether pursuant to Facility Conditions or otherwise.
“Facility Conditions” means the separately entitled conditions relating to a named Facility made available by FGI to a Client from time to time.
"Facility Limit" means the amount specified as such in the Commercial Terms.
"FGI Risk Amount" means, in respect of each Purchased Receivable, an amount of the Net Invoice Value of the Purchased Receivable at its Purchase Date, multiplied by the Payment Percentage;
"Finance Documents" means this Receivables Purchase Agreement, the other German Receivables Purchase Agreement(s), the UK Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement, the Deed of Priority, any Facility Conditions, the Security Documents, all Notification Letters, any Accession Deed, any document identified as an additional Finance Document in the Commercial Terms or any Facility Conditions and any other document designated as a "Finance Document" by written agreement between FGI and the Original Clients.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)    monies borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not trade instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of finance leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any treasury transaction (and, when calculating the value of that treasury transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that treasury transaction, that amount) shall be taken in to account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability (but not, in any case, trade instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) or are otherwise classified as borrowings under the Accounting Principles;

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)    the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
"Financial Records" means, in relation to the Collateral, all of a Client's rights to:

(a)
any ledger, computer data, records, documents, disks, electronic data or machine-readable material on or by which the financial or other information pertaining to the assets of the Client is recorded or evidenced; and

(b)	any equipment necessary for reading or amending the same.
"Financial Statements" means the financial statements referred to in clause 14.1(b) (Provision of Information) and any other correspondence, information, commentary or opinion arising from or relating to such financial information whether to or by the auditors, or otherwise.
"Financial Year" means the annual accounting period of the Group ending on the Financial Year End Date specified in the Commercial Terms.
"Funds In Use" means, the aggregate amount of:

(a)	the debit balance (if any) on the Funds In Use Account, calculated by aggregating all payments debited to the Funds In Use Account; and

(b)	any debit balance then standing on the Reserve Account in accordance with clause 9.6 (Reserve Account).
"Funds In Use Account" means in relation to the Receivables Purchase Facility, the account maintained by FGI in its books, in the name of each Client, the UK Client, the Spanish Client and any other relevant member of the Group for the purpose of recording payments made by FGI to the Clients, the UK Client, the Spanish Client and any other relevant member of the Group.
“Pounds Sterling”, "GBP" and "£" means the lawful currency of the United Kingdom, being pounds sterling at the date of this Deed.
“German Clients” means each of Ciber AG and Ciber Managed Services GmbH and any other entities agreed between FGI, Ciber AG and Ciber Managed Services GmbH in writing from time to time;
“German Receivables Purchase Agreement(s)” means each of this Agreement and any other receivables purchase agreement to be entered into between FGI and a German Client.
“German Security” means the security over the assets of and shares in the German Clients to be entered into in relation to the German Receivables Purchase Agreement.
“German Security Documents” means the security document creating security with respect to the German Receivables Purchase Agreement.
"Group" means Ciber Inc. and its Subsidiaries.
"Gross Invoice Value" means, in respect of a Receivable, the total amount thereof including VAT and before taking into consideration any allowances in respect of discounts for prompt payment or any other allowable deduction;
"Holding Company" of a company or corporation means any company or corporation of which the first-mentioned company or corporation is a Subsidiary.

"Ineligible Receivable" means a Receivable which FGI designates as not being, or no longer being, an Eligible Receivable in accordance with clause 8 (Ineligible Receivables).
"Initial Purchase Price" means, in respect of each Purchased Receivable, its Gross Invoice Value, multiplied by the Payment Percentage;
“Initial Security Documents” means the documents listed as such in the Commercial Terms.
“Initial Security Obligors” means the persons or entities identified as such in the Commercial Terms.
"Insolvency Proceedings" means, in relation to any person (and for the purposes of this definition "person" shall include a partnership):

(a)
a distress, attachment, execution, sequestration, diligence or other legal process is levied, enforced or sued out on or against all or any part of the assets of that person with an aggregate value in excess of £50,000 (or any equivalent in other currencies);

(b)	a notice of intention to appoint an Administrator, liquidator or receiver being given by any person or an Administrator, liquidator or receiver being appointed; or

(c)
any person presents a petition for, or an order for the commencement of preliminary or actual insolvency proceedings, self-administration (Eigenverwaltung) or protective proceedings (Schutzschirmverfahren) winding-up administration, company reconstruction or bankruptcy of a person is made or any such proceedings are ordered, granted or commenced; or

(d)	a corporate action, legal proceedings or other procedure or step is taken for the suspension of payments or a moratorium of any indebtedness;

(e)
any petition or proposal is presented or a meeting is convened with a view to the rehabilitation, administration, receivership, custodianship, liquidation, bankruptcy, company reconstruction, winding-up or dissolution of that person (other than for the purpose of an amalgamation or reconstruction whilst solvent), or any other insolvency proceedings involving that person; or

(f)	any procedure analogous to the procedures referred to under parts (a) to (g) above in any jurisdiction other than Germany.
A person is "Insolvent" if:

(a)
it is in a situation of illiquidity (Zahlungsunfähigkeit) or over indebtedness (Überschuldung) in each case as defined Sections 17 and 19 of the German Insolvency Code, or any similar proceedings or events in any other relevant jurisdiction; or

(b)
it ceases to trade or notifies a Client or FGI of its intention to cease to trade or the Client or FGI otherwise becomes aware of such intention through a source reasonably considered by FGI to be reliable; or

(c)	it is subject to Insolvency Proceedings; or

(d)	an analogous event occurs in any jurisdiction,
and "Insolvency" shall be construed accordingly.
"Invoice" means the original sales invoice in respect of a Receivable issued by the Client to a Customer.
"LIBOR" means 90 day US LIBOR as published by the Money Rates section of the Wall Street Journal, Interactive Edition, or any successor edition or publication as selected by FGI, or such other interest rate index acceptable to FGI in the event that the Wall Street Journal, Interactive Edition, ceases to publish such an interest rate index, or adequate and reasonable means do not exist for ascertaining such interest rate index.
"Limit" means the Facility Limit, any customer limit and/or any other limit specified from time to time by FGI.
"Loss" means all and any losses, costs, claims, expenses (including legal expenses on an indemnity basis), actions, damages, demands and interest.
"Management Accounts" means, at any time, the then latest unaudited management accounts of each Client respectively for successive calendar months, required to be delivered to FGI pursuant to clause 14.1(b)(ii) (Provision of information) (to comprise a profit and loss account, a balance sheet and, if requested, a cashflow statement, together with consolidations where appropriate).
"Material Adverse Effect" means any event or circumstance which, in the opinion of FGI, is reasonably likely to adversely affect

(a)	the ability of a Credit Party to perform its payment obligations under any of the Finance Documents; or

(b)	the business, operations, property, assets or condition (financial or otherwise) of a Credit Party; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of FGI under any of the Finance Documents.

"Minimum Period" means the period described as such in the Commercial Terms.
"Misdirected Payment Fee" means the fee payable in accordance with clause 10.9 (Misdirected Payment Fee) in the amount specified in the Commercial Terms.

"Monitoring Fee" means the fee payable each month in accordance with clause 10.7 (Monitoring fee), in a sum to be determined by FGI, acting reasonably, as being sufficient to compensate FGI for the additional management time and workload incurred by FGI.
"Net Funds Employed" means the amount specified as such in the Commercial Terms.
"Net Invoice Value" means, in respect of a Receivable, the Gross Invoice Value of such Receivable, less any applicable VAT;
"Non-Utilisation Fee" means the fee payable in accordance with clause 10.5 (Non-Utilisation fee), calculated on an annual basis.
"Non-Utilisation Fee Percentage" means the percentage specified as such in the Commercial Terms.
"Notice Period" means the period described as such in the Commercial Terms.
"Notification" means the notification by a Client to FGI of a Receivable pursuant to clause 7 (Notification of Receivables) or of a credit note pursuant to clause 11.3 (Credit notes) and "Notified" and "Notify" shall be construed accordingly.
“Notification Letter” means a letter (in the form provided by FGI for this purpose) addressed to a Customer, notifying it that one or more Receivables which are or will in future become owing by it to a Client have been assigned to FGI under this Receivables Purchase Agreement and directing it to make all payments in respect of that Receivable to a Trust Account.
"Notified Value" means the full value of each Receivable as represented in a Notification (including any applicable VAT or other Tax and before any discount for prompt payment, or otherwise).
"Offer" means, in relation to any Purchased Receivable, the Offer sent by the Client to FGI in accordance with clause 5 of this Agreement;
"Outstanding" means, in relation to a Receivable, that such Receivable remains unpaid and has not been repurchased by a Client from FGI.
"Over Advance Facility" means the separate facility which can be made available by FGI to the Original Clients under this Deed separately from the sale and purchase of Receivables under this Deed.
"Over Advance Payment Account" means a loan account or accounts in the name of the Original Clients with FGI opened in connection with the Over Advance Facility.
"Over Advance Payment Account Balance" means the debit balance on the Over Advance Payment Account from time to time.
"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Receivables Purchase Agreement.
"Payment Percentage" means the percentage specified as such in the Commercial Terms or such higher or lower percentage as FGI may agree with the Client, or such lower percentage that FGI may from time to time determine and notify to the Client upon or following the occurrence of a Termination Event which is continuing;
"Permitted Credit Period" means the period specified as such in the Commercial Terms, or such other period as may be agreed between FGI and the Clients.
“Permitted Dilution Percentage” means the Dilution Percentage specified in clause 2.3(o).
"Permitted Security" means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)
any Security Interest or Quasi-Security arising under any retention of title, extended retention of title arrangements (verlängerte Eigentumsvorbehalte), hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(c)	any Security Interest or Quasi-Security arising under the Security Documents;

(d)	any Security Interest or Quasi-Security identified in the Commercial Terms as an additional category of Permitted Security; and

(d)	any other Security Interest or Quasi-Security to which FGI provides its prior written consent in writing from time to time.
"Permitted Territories" means the territories identified as such in the Commercial Terms;
"Purchase Date" means, in respect of a Purchased Receivable, the day on which FGI has accepted the respective Client's Offer to purchase the respective Purchased Receivable, in accordance with clause 5 (Sale purchase and assignment of Receivables and Related Rights);
"Purchase Price" means the amount payable by FGI to a Client for an Eligible Receivable, calculated in accordance with clause 9.1 (Calculation and Payment of Purchase Price).
"Purchased Receivable" means a Receivable purchased by FGI in accordance with clause 5 (Sale purchase and assignment of Receivables and Related Rights);
"Quasi-Security" means any arrangement by any member of the Group to:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by or any other member of the Group;
(ii)    sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)    enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
"Receivable" means an account receivable arising under, or other financial obligation due or owing to a Client under, a Supply Contract (including, in each case, any applicable Tax payable by the Customer to the Client as well as any refund (in cash, by off-set or otherwise) or right to claim a refund of tax, in particular Value Added Tax from the relevant tax authorities in case that the relevant underlying Receivable has become uncollectible (uneinbringlich)) and where the context so admits, includes a part of any such account receivable or other financial obligation. In the event that - contrary to the representations contained in this Agreement – a Receivables is subject to a current account agreement (Kontokorrentverhältnis) in accordance with Section 355 of the German Commercial Code (Handelsgesetzbuch) or any other similar arrangements, the term “Receivable” includes, notwithstanding any other rights FGI may have under this Agreement, the following rights:

(a)
all present and future account balances (including balances to be determined periodically and daily balances as well as all other interim balances and the balances to be determined upon the termination of the current account arrangements) up to the amount of the nominal amount of the relevant sold Receivables; and

(b)	all accessory and non-accessory formative rights (Gestaltungsrechte), including the right to terminate the current account arrangement and the right to demand that a balance be determined.
"Receivables Purchase Facility" means the Facility made available by FGI under this Deed.
"Related Rights" means, in relation to a Receivable, all rights, remedies and benefits ancillary to the Receivable, including but not limited to:

(a)	the benefit of the Supply Contract giving rise to the Receivable (but not of any obligation to perform the relevant Supply Contract);

(b)
any ownership interest, charge, encumbrance, proprietary or security interest, guarantee, right of retention, retention of title, lien recovery, possession or privilege or other right or claim in, over or on any person's assets or properties in favour of the Client securing a Customer's obligations in respect of a purchased

Receivable and other remedies given by law to an unpaid vendor of goods or services;

(c)
the benefit of all negotiable and non-negotiable instruments, guarantees, warranties, indemnities, securities, bonds and policies of insurance held by the Client or to which the Client is entitled in respect of the Receivable;

(d)	the related Financial Records;

(e)	any current or future rights and/or claims of the Client against the Customer arising under or in connection with a purchased Receivable or by operation of law (including default interest);

(f)
any current or future rights of the Client to change the purchased Receivable by unilateral declaration (Gestaltungsrechte) and any other ancillary rights (Nebenrechte) arising in respect of the purchased Receivables to the extent not already transferred to FGI by operation of law;

(g)
any current or future retained title or security title (Vorbehalts- und Sicherungseigentum) that secures the purchased Receivable and any current or future right of reclaim (Herausgabeanspruch) in respect of goods that are subject to a retained title or security title; to the extent the Client is in possession of such goods, the Client shall as a trustee (als Treuhänder) keep such goods safe, free of charge and separated from its own goods; in case of any such transferred goods FGI shall re-transfer, re-assign and release such goods if and when the Client is obligated to do so pursuant to the terms of the underlying transaction;

(h)
any current or future expectancy rights (Anwartschaftsrechte) of the Client in respect of goods, which are, notwithstanding any representations, undertakings or warranties contained in this Agreement to the contrary, the underlying subject matter of the invoices issued in respect of the purchased Receivables;

(i)
any current or future insurance claims, in particular any claims under a commercial credit insurance (Warenkreditversicherung) of the Client in respect of the purchased Receivables and/or insurance in relation to the goods or the transportation of the goods which are the underlying subject matter of the invoices issued in respect of the purchased Receivables;

(j)
all proceeds at any time, arising in any way, out of the resale, redemption or other disposal of (net of collection costs), or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith;

(k)
all the Client's rights under contracts of supply between the Client and its suppliers in relation to goods supplied or to be supplied by the Client in fulfilment of its delivery obligations to a Customer whose Receivable has been offered or notified to FGI by the Client under this Receivables Purchase Agreement, whether or not such goods have been appropriated by the Client to the Supply Contract, have been delivered to the Customer or returned or rejected by the Customer for any reason.
"Reporting Statement" means a statement of the credit and debit balances on the Assigned Receivables Account, the Funds In Use Account and the Reserve Account;
"Repurchase Notice" means the notice as defined in clause 8.2 (Recourse for Ineligible Receivables);
"Required Reserve Amount" means the amount determined by FGI to be equal to the value of the Reserves, the outstanding amount of any Ineligible Receivable in respect of which a payment of a part of or the full Purchase Price has been made available to a Client, Discount and any fees payable in accordance with this Receivables Purchase Agreement.
"Reserve Account" means an account in the name of FGI into which all amounts received by FGI in payment of Receivables are deposited and from which payments are made in accordance with this Receivables Purchase Agreement.
"Reserves" means any amount for which a Client may be obligated to FGI at any time, whether under the terms of this Agreement, or otherwise, including but not limited to the payment or repayment of amounts outstanding, any Client Risk Amount (irrespective to which of the Clients such Client Risk Amount is allocable), any Deferred Purchase Price paid or otherwise made available by FGI to any of the Clients but having to be repaid by any of the Clients because of Defaulted Receivables occurring thereafter, any Repurchase Price, any Loss sustained by FGI as a result of the Client's breach of any representation or warranty herein or of any other provision hereof (whether intentional or unintentional), any adjustments due and any attorneys' fees, costs and disbursements due, including, but not limited to, reasonably anticipated claims or to adequately satisfy reasonably anticipated obligations the relevant Client may owe FGI;
"Sanctioned Entity" means any person who is domiciled in a Sanctioned Territory or has been designated as a sanctions target or who is owned or controlled by or acting on behalf of a Sanctioned Entity.
"Sanctioned Territory" means any country which is subject to a financial sanctions regime or has been designated as a sanctions target by any of the European Union, the Office of Foreign Asset Control, the United Nations, Germany and/or other domestic regimes.
"Security Documents" means the Initial Security Documents, any other German Security Documents, the UK Security Documents, the Spanish Security Documents and any other deeds or agreements from time to time that secure, collateralize or create a Security Interest in respect of the obligations and liabilities of any Client or any Security Obligor to FGI under the Finance Documents, including (but not limited to) any guarantee, indemnity or other assurance granted to FGI in respect of such obligations and liabilities.

"Security Interest" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, trust, trust arrangement for the purposes of providing security, assignment, assignment by way of security, tracing or other equitable right, or any other agreement or arrangement having the effect of conferring security (including any such interest arising under or in connection with any letter of credit) any other security interest of any kind or preferring any obligation of any person or any other guarantee, indemnity, warranty, agreement or arrangement having the effect of conferring security.
"Security Obligors" means the Initial Security Obligors, any Additional Security Obligors and any other person, whether or not a Client, which grants a Security Interest, guarantee, indemnity or other assurance against loss in favour of FGI as collateral for the obligations and liabilities of any or all of the Clients to FGI.
"Seller's Account" means the bank accounts of the Clients notified to FGI from time to time;
"Shortfall" means, in relation to a Receivable, the amount (if any) by which the sums received or recovered by FGI for that Receivable are less than its Notified Value.
“Spanish Client” means Consultants in Business and Engineering Research, S.L.
“Spanish Receivables Purchase Agreement” means the receivables purchase agreement to be entered into between FGI and the Spanish Client.
“Spanish Security” means the security over the assets of and shares in the Spanish Client to be entered into in relation to the Spanish Receivables Purchase Agreement.
“Spanish Security Documents” means the security document creating security with respect to the Spanish Receivables Purchase Agreement.
"Sterling", "£" and "GBP" mean the lawful currency of the United Kingdom.
"Subsidiary" of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly by the first-mentioned company or corporation; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
"Supply Contract" means a contract between a Client and a Customer for the supply of goods or the provision of services.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Event" means any of the events set out in clause 19.1 (Termination Events).
"Trust Account" or “Collection Account” means any bank account referable to a Client, mandated in favour of and otherwise controlled by FGI and/or pledged by way of first priority pledge to FGI and/or blocked and/or the subject of an automatic sweep of credit balances to any account of FGI, and shall include in particular the following accounts:
CIBER AG
Name and Address of German Collection Account Bank:
Commerzbank AG
POSTFACH 101960
ROHRBCHER STRASSE 5-7
69009 Heidelberg Germany
BIC: DRESDEFF672
IBAN: DE74672800510460129400

CIBER Managed Services GmbH
Name and Address of German Collection Account Bank: [ ]
Commerzbank AG
POSTFACH 101960
ROHRBCHER STRASSE 5-7
69009 Heidelberg Germany
BIC: DRESDEFF672
IBAN: DE69672800510460151800

“UK Client” means Ciber UK LTD, a limited liability company incorporated in England and Wales with registered number 02623681 and whose registered office is at 62 Buckingham Gate, 5th Floor, London SW1E 6AJ.
“UK Receivables Purchase Agreement” means each of the receivables purchase agreement to be entered into between FGI and the UK Client.
“UK Security” means the security over the assets of and shares in the UK Client to be entered into in relation to the UK Receivables Purchase Agreement.
“UK Security Documents” means the security document creating security with respect to the UK Receivables Purchase Agreement.
"United Kingdom" means Great Britain and Northern Ireland, but excluding the Channel Islands and the Isle of Man.
"US Dollars”, “US$" and “USD” means the lawful currency for the time being of the United States of America.

3.2	Interpretation

(a)	Unless a contrary intention appears, a reference in this Deed to:

(i)	"FGI", a "Client", any "Party" or any other person shall be construed so as to include its and any subsequent successors assigns and transferees in accordance with their respective interests;

(ii)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as varied, amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of any member of the Group or provides for further advances);

(iii)
a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is not numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

(iv)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

(vi)	"including" or "includes" means including or includes without limitation;

(vii)	the singular includes the plural and vice versa; and

(viii)	a time of day is a reference to New York time.

(b)	Section, clause, schedule and paragraph headings are for ease of reference only and shall not affect the construction of this Deed.

(c)
a Termination Event is "continuing" if it has not been remedied or waived in writing to the satisfaction of FGI. Any waiver given by FGI in writing shall only apply to the specific occurrence of the specific event referred to in such waiver.

(d)
References to clauses, paragraphs and schedules are to be construed, unless otherwise stated, as references to clauses, paragraphs and schedules of and to this Deed and references to this Deed include its schedules.

(e)	The Parties intend that this Agreement shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

3.3	Third Party Rights
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

4	COMMENCEMENT AND DURATION

4.1	This Deed shall begin on the Commencement Date and, subject to the other provisions of this Deed, shall continue for the Minimum Period.

4.2	Notwithstanding clause 4.1 above:

(a)
all (but not less than all) the Clients acting together may terminate the Receivables Purchase Facility in full (but not in part only) at any time by giving written notice of not less than the Notice Period to FGI;

(b)	FGI may terminate all or any part of the Facility at any time by giving written notice of not less than the Notice Period to the Clients; and

(c)	FGI may immediately terminate the Facility by written notice to the Clients upon or at any time after the occurrence of a Termination Event which is continuing, provided that the obligations of the Clients arising under clause 10.4 (Early Termination Fee) shall not be prejudiced by this clause 4.2.

4.3
FGI shall be under no obligation to make any payment in respect of this Deed until such time as it has received, in form and substance satisfactory to it, all of the documents and other evidence listed in part A of Schedule 1 (Conditions Precedent).

4.4
If and to the extent that any condition subsequent is identified in the Commercial Terms as being deliverable after the Commencement Date, the relevant Party undertakes to deliver such condition subsequent to FGI on or before the date specified for such delivery. The Parties acknowledge and agree that the failure of the relevant Party to deliver that condition subsequent to FGI on or before the date specified for such delivery shall be a Termination Event.

4.5	The Over Advance Facility may be made available in accordance with the terms of Schedule 4 (Over Advances - terms and conditions).

5	SALE, PURCHASE AND ASSIGNMENT OF RECEIVABLES AND TRANSFER OF RELATED RIGHTS

5.1
The Client herewith assigns (abtreten) to FGI, who accepts the same, (i) all Receivables owing to the Client at the Commencement Date and (ii) all its Receivables arising during the life of this Agreement, and herewith transfers and assigns to FGI, who accepts the same, all Related Rights in respect of these Receivables. FGI shall own the Receivables and any Related Rights from the Commencement Date or as soon as they come into existence even if not yet entered in the books or records of the Client as due to the Client. The foregoing assignment is done unconditional and irrespective of whether the Receivables (together with the RelatedRights) are sold by the Clients to FGI or not. The assignment of any Receivables which are not also being contractually (schuldrechtlich) sold (verkauft) to FGI under the terms of this Agreement (and in particular Clause 5.2 below) as well as any Receivables which had been sold by the Clients to FGI but which have been repurchased by the Clients from FGI pursuant to the terms of this Agreement (and in particular Clause 8.2 below) shall be an assignment to FGI and shall remain assigned to FGI based on terms of an assignment for security purpose (Sicherungsabtretung) and shall secure all claims of FGI against members of the Group in connection with the Finance Documents. The contractual terms (schuldrechtliche Sicherungsvereinbarung) - i.e. not the assignment as such - of the Global Security Assignment Agreement shall apply in addition to this Agreement mutatis mutandis to the security assignments completed hereunder.

5.2	By this Agreement, the Client shall be obliged to offer to sell (verkaufen) to FGI Eligible Receivables together with all their Related Rights:
(i)    that are owed to the Client at the Commencement Date; or

(ii)
arising after the Commencement Date during the life of this Agreement, in each case within ten (10) Business Days following the respective Receivable coming into existence or in such other manner as FGI may direct from time to time, regardless of whether an Event of Default has occurred.

5.3
Such an offer will be unconditional and made in writing in the form set out in Schedule 5 (Form of Offer) or such other form as agreed between the Parties from time to time, and shall specify in particular the offered Receivables. The Client shall submit to FGI, together with the offer, in a form as required by FGI or otherwise acceptable to FGI, further documents allowing undisputable identification of each of the offered Receivables, including invoices and/or underlying Supply Contracts or purchase orders from Customers.

5.4
The decision whether to accept or decline any offer shall be in the sole and absolute discretion of FGI, and nothing in this Agreement shall oblige FGI to purchase any Receivable and its Related Rights at any time. For the avoidance of doubt, neither by an acceptance nor by declining of an offer shall FGI become a party to or liable in respect of any Supply Contract.

5.5
In case FGI decides not to purchase a certain Receivable, it shall mark such Receivable as "rejected" in the Assigned Receivables Account. As long as FGI has not made such decision, the respective offer by the Client that FGI purchases the respective Receivable remains valid.

5.6
In case FGI decides to accept the offer to purchase a certain Receivable, it shall accept the offer by marking such Receivable as "accepted" in the Assigned Receivables Account (each such Receivable thereupon a "Purchased Receivable"). As the Client has access to the Assigned Receivables Account and can thus review the status of each Receivable at any time, the Client herewith waives any further formal requirement to receive an acceptance declaration (Verzicht auf den Zugang der Annahmeerklärung).

5.7
An assigned Purchased Receivable will, upon acceptance (Annahme) by FGI pursuant to Clause 5.6 above of the Client's offer to sell (verkaufen), become wholly owned by FGI, and shall cease to be subject to any security purpose restrictions under this Agreement or the Global Security Assignment Agreement.

5.8
If FGI so requires at any time, the Clients will promptly and at their own expense execute, stamp (if appropriate) and deliver to FGI written confirmations of assignment of any Receivable and/or its Related Rights, in such form as FGI may require, deliver to FGI any documents, agreements, instruments, policies, records or data relating to any Receivable and/or its Related Rights and/or take any other action necessary to perfect the assignment or transfer to FGI of, or FGI's title to, any Receivable (and/or its Related Rights) and, if FGI so requires, the Clients will promptly give written or other notice in a form and manner that FGI approves to any Customer whose Receivable has been assigned in this way.

5.9	Receivables Subject to Extended Retention of Title:

(a)
If Receivables are security assigned pursuant hereto which are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalt) in favour of the suppliers of the Client, the assignment of such security assigned Receivables shall only become effective with the extinction of such retention of title arrangements. As long as any person is only partly entitled to the assigned Receivables as a result of such person’s retention of title arrangement, the assignment of such assigned Receivables to FGI hereunder shall be limited to the part of the assigned Receivable to which FGI is entitled. The other part of the assigned Receivable will transfer to FGI at such time as that part is no longer affected by such retention of title arrangements.

(b)
Each Client hereby assigns to FGI, who accepts such assignments, its respective right to reassignment of the assigned Receivables assigned to a person by reason of extended retention of title arrangements as well as any contingent claims to the transfer of all proceeds paid out to such person, together with all rights pertaining thereto. The same applies to any possible expectancy right (Anwartschaftsrecht) with respect to the assignment of any assigned Receivables which are subject to a condition subsequent (auflösende Bedingung).

(c)	Upon the occurrence of a Termination Event which is continuing, FGI shall be entitled to extinguish any retention of title arrangements by satisfying the holder thereof.

5.10	Perfection of Assignment and Transfer

(a)
In case the transfer of ownership of the purchased Receivables together with all Related Rights did not validly occur in full, the relevant Client shall, at its own cost, take all legally possible action necessary or advisable to effect such transfer.

(b)
Notwithstanding the generality of the foregoing the following shall apply in addition to the other provisions of this Agreement: In the event that title to, or any rights in respect of, the Related Rights cannot be transferred from the Client to FGI by simple agreement as set out in the Agreement, the Client and FGI agree as follows:

(i)    In the case of the Related Rights being governed by German law:

(A)
Any transfer of possession which is necessary for the transfer of ownership, in particular, in respect of any potential retention of title (Vorbehaltseigentum) in respect of items in the possession of third parties, shall be replaced as follows:

(1)
In the case that the items which are Related Rights are in the direct possession of the Client, the Client shall as a trustee (als Treuhänder) keep such goods safe and hold such items free of charge on behalf of FGI;

(2)
In the case that the Client has indirect possession or any other claim for return of an item being part of the Related Rights, the Client hereby assigns to FGI all claims for return of such Related Rights and FGI hereby accepts such assignment;

(3)
to the extent the transferred items serve as security for assigned Receivables, FGI shall re-transfer, re-assign and release such items if and when the Client is obligated to do so pursuant to the terms of the underlying transaction.

(B)
All other necessary actions, consents, entries, registrations, notifications or formal requirements shall be taken, obtained, made or complied with by the Client at its expense. The Client will be strictly liable (verschuldensunabhängig) for all damages and consequential damages resulting from the failure to take, obtain, make, or comply with, any necessary action, consent, entry, registration, notification or formal requirements.

(ii)    In the case of the Related Rights being governed by any other law:

(A)
The Client shall at its expense promptly and duly take all action necessary in the relevant jurisdiction, obtain all consents, make all entries and registrations, issue all notifications and/or comply with all formal requirements as well as make and receive all declarations as are required for the transfer of ownership in the Related Rights to FGI. The Client shall be strictly liable (verschuldensunabhängig) for all damages and consequential damages resulting from the failure to so take any action, obtain any consent, make any entry or registration, issue any notifications or comply with any formal requirements or the failure to make or receive any declarations;

(B)	to the extent contemplated or permitted by the relevant jurisdiction, the aforementioned paragraphs (i) (A) and (i) (B) shall apply mutatis mutandis;

(iii)
without affecting the obligations of the Client under this Clause 5.5 and to the extent contemplated or permitted by the relevant jurisdiction, the Client hereby authorises FGI to exercise all rights of the respective Client in such Client's name with respect to the Related Rights which have not been transferred under this Agreement.

(c)
To the extent that title or other rights relating to a purchased Receivable have not been fully assigned to FGI by the assignments contemplated by this Agreement, this Clause shall, without affecting any other rights and powers of FGI, apply mutatis mutandis to the extent legally possible.

(d)
For the avoidance of doubt: Transfer of title to the relevant Receivables and Related Rights as contemplated herein is not subject to a condition (keine aufschiebende Bedingung der Kaufpreiszahlung) of payment of the purchase price therefore.

6	NOTIFICATION TO CUSTOMERS OF ASSIGNMENT
Each Client:

6.1
shall, in respect of each Receivable existing on the Commencement Date, notify the relevant Customer and credit insurers in writing, by means of a Notification Letter, of the assignment created by this Receivables Purchase Agreement and direct the relevant Customer and credit insurer to make payments into the Trust Account;

6.2
shall include such endorsement as FGI shall require on each Invoice issued by the Client after the Commencement Date and, if FGI so requires, shall send to any new or additional customer a Notification Letter, notifying the relevant Customer of the assignment of the relevant Receivable(s) and directing the relevant Customer to make payment of the Receivable(s) into the Trust Account;

6.3	irrevocably authorises FGI to deliver to any Customer on the Client’s behalf a Notification Letter required under clause 6.1 or clause 6.2; and

6.4
if FGI so requires at any time, promptly and at its own expense execute, stamp (if appropriate) and deliver to FGI a written confirmation of assignment of any Receivable and/or its Related Rights, in such form as FGI may require, deliver to FGI any documents, deeds, instruments, policies, records or data relating to any Receivable and/or its Related Rights and/or take any other action necessary to perfect the assignment or transfer to FGI of, or FGI's title to, or the trust in FGI's favour in relation to, any Receivable (and/or its Related Rights) and the proceeds of the same.

7	NOTIFICATION OF RECEIVABLES

7.1	Requirement for Notification
Each Client must Notify FGI of all Receivables by delivering a Notification to FGI in such manner and format (including, but not limited to, delivery of a spreadsheet by authorised email or by entry of data via an online service) as FGI may direct from time to time.
Any such Notification shall specify with respect to each Receivable at least the following (subject to additional requirements from FGI): Customer’s name, customer’s address, customer’s ID or customer number, invoice number, invoice date, amount of Receivable (incl. VAT), currency of Receivable and due date of Receivable. Irrespective of any and all assignments of Receivables and Related Security already being effected by Clause 5 above, any such Notification is shall constitute an assignment and confirmation of assignment of the Receivables specified in such Notification and the Client hereby waives pursuant to Section 151 of the German Civil Code its right to receive an acceptance of such assignment and notification.

7.2	Separate Notification of certain Receivables
If a Client is unable to give to FGI every one of the relevant warranties and undertakings contained in this Deed with reference to the Receivables subject to this Deed, then the relevant Client shall Notify such Receivables to FGI separately from other Receivables and clearly state in the relevant Notification the reason for such separate Notification. Without prejudice to the generality of clause 8 (Ineligible Receivables), all such Receivables shall be Ineligible Receivables.

8	INELIGIBLE RECEIVABLES, DEFAULT RISK, RECOURSE AND REPURCHASE

8.1	Ineligible Receivables
A Receivable will be an Ineligible Receivable for the purposes of this Receivables Purchase Agreement if any of the following apply to it:

(a)	the Receivable does not exist as an enforceable receivables (Veritätsrisiko) governed by German law or is not evidenced by an Invoice or other documentary evidence satisfactory to FGI;

(b)	the Receivable arises out of a sale made by a Client to an Associate of a Client or to a person controlled by an Associate of a Client;

(c)	the Receivable remains due or unpaid (whether in whole or in part) for longer than the Permitted Credit Period at the Purchase Date;

(d)	any covenant that applies to the Receivable under this Receivables Purchase Agreement has been breached;

(e)
any representation or warranty made with regard to the Receivable under this Receivables Purchase Agreement is incorrect or misleading, or the Receivable is required to be included in a separate Notification under clause 7.2 (Separate Notification of certain Receivables).

(f)	the Receivable is owed by a Customer that is Insolvent or if the Receivable is a Defaulted Receivable at the Purchase Date;

(g)	the Receivable is payable in stages or relates to tooling;

(h)	the Receivable arises from a sale to made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)
the goods giving rise to the Receivable have not been Delivered to and accepted by the Customer or, as the case may be, the services giving rise to it have not been performed by the relevant Client and accepted by the Customer, or the Receivable otherwise does not represent a final sale or service, in particular the correctness of the sale or service is disputed by the Customer;

(j)
the Receivable is subject to any offset, deduction, defence, dispute, or counterclaim, or the Customer is also a creditor or supplier of a Client or the Receivable is contingent in any respect or for any reason;

(k)	the Receivable would breach any Limit set out in this Deed;

(l)	any return, rejection or repossession of the relevant goods has occurred or the rendition of the relevant services has been disputed;

(m)	FGI deems the warranties contained in the relevant Supply Contract to be excessive;

(n)	when aggregated with all other Outstanding Receivables of the relevant Customer, the Receivable would cause the Debtor Concentration Limit to be exceeded;

(o)
the Supply Contract or any other document related to the Receivable is not governed by the laws of Germany or such other law as FGI may approve in writing, and does not provide for the Customer's submission to the jurisdiction of the courts of Germany or such other jurisdiction as FGI may approve in writing;

(p)	the Receivable is owed by the relevant Customer acting in the capacity of a private individual;

(q)	the assignment of the Receivable is restricted or prohibited by the terms of the Supply Contract or other applicable contractual term or by law;

(r)	pursuant to regulation, the proceeds of the Receivable would not become freely available; or

(s)	the Receivable is not otherwise satisfactory to FGI as determined by FGI acting reasonably and in good faith.

8.2	Recourse for Ineligible Receivables

(a)	FGI may require a Client, at any time after FGI has served a written notice (a "Repurchase Notice") on that Client, to repurchase immediately any Ineligible Receivable.

(b)
Each Repurchase Notice will set out in reasonable detail the description of each Receivable to be repurchased and the repurchase price applicable to each such Receivable. The repurchase price (the “Repurchase Price”) to be paid by the Client to FGI shall be determined by FGI and shall be equal to the Purchase Price, to the extent that it has been paid by FGI to the Client (including by way of set-off or otherwise as contemplated in this Agreement) and minus any remittances which have been applied by FGI for its own purposes.

(c)
FGI shall change the mark in respect of such Purchased Receivable in the Assigned Receivables Account from "accepted" to "rejected" and shall charge the amount of the Repurchase Price to the Reserve Account. Following such a repurchase, the respective Purchased Receivables will remain to be Assigned Receivable and serve as security for any claims of FGI against the Client in accordance with the rules set out above in Clause 5.1 in respect of repurchased Receivables.

(d)
After the payment of the Repurchase Price FGI will credit the relevant Reserve Account of the Client all sums subsequently received or recovered by FGI in relation to that Receivable (without double counting).

(e)
Subject to the terms of this Agreement, FGI has an additional right to require a Client to repurchase any Receivable at any time in its absolute discretion, whether or not the relevant Client is in breach of its obligations under this Deed.

8.3	No Recourse for Default Risk for FGI Risk Amount

The Parties agree that FGI shall assume the Default Risk in respect of each Purchased Receivable up to the FGI Risk Amount of the Purchased Receivable, and FGI hereby expressly agrees to bear such risk (Delkredererisiko). FGI acquires from the Client the FGI Risk Amount of each Purchased Receivable on a non-recourse basis, so that under no circumstances shall FGI be entitled to claim from the Client repayment of the FGI Risk Amount, and the Client shall not be liable for the failure of a Customer to pay such amount lawfully owed in respect of Purchased Receivables.
However, FGI is entitled to charge any Defaulted Receivables (irrespective of which Client has sold the relevant Receivable to FGI) to the Reserve Account and thereby reduce the Deferred Purchase Price owed to any of the Clients from time to time hereunder (and, in case that any Deferred Purchase Price is paid (including by way of set-off or otherwise) in an amount not owed because of subsequently any relevant Receivable having become a Defaulted Receivable. Such amounts shall be reimbursed by the Clients to FGI and shall be charged to the Reserve Account.

8.4	Recourse for Default Risk for Client Risk Amount
In respect of each Purchased Receivable, the Default Risk in respect of the Client Risk Amount shall remain with the Client, and the purchase by FGI of the respective part of each Purchased Receivable shall be made on a with-recourse basis.
The Clients acknowledge that the Deferred Purchase Prices owed to them may be reduced by Client Risk Amounts materialising in respect of the other Client and agree not to take internal recourse between themselves for such Client Risk Amounts.

8.5
The part of each Purchased Receivable which has been acquired by FGI on a non-recourse basis shall be ranking prior to the part of the Purchased Receivable which has been acquired by FGI on a with-recourse basis, and any collections received by FGI in respect of a Purchased Receivable shall be applied firstly to the part of the Purchased Receivable which has been acquired by FGI on a non-recourse basis, and thereafter to the remaining part of the Purchased Receivable.

8.6
In case a Purchased Receivable becomes a Defaulted Receivable fully or in part, FGI will charge to the Reserve Account the respective amount of the Defaulted Receivable. As far as FGI has not yet paid the Purchase Price for the respective Receivable to the Client, FGI will set-off the respective claims against each other.

8.7	For the avoidance of doubt, any further rights of FGI against the Client under clauses 15 and 16 below shall remain in place unaffected by this clause 8.

9	PURCHASE PRICE AND ACCOUNTING

9.1	Calculation and Payment of Purchase Price

The Purchase Price for a Purchased Receivable shall be the face value of such Purchased Receivable less (A) any Discount and Administration Fee in respect of such Receivable and (B) less, but not for the purpose of calculating the Initial Purchase Price, (i) any discount, commission, credit, set-off or other deduction allowed or allowable by the relevant Client to the Customer, (ii) if that Receivable is payable other than in US Dollars, any charges for collecting and/or converting as appropriate in accordance with clause 25.4 (Miscellaneous) and (iii) such other adjustments as FGI is permitted to make in accordance with this Deed, and shall become due and payable, subject to the terms of this Agreement, as follows:

(a)
The Initial Purchase Price in respect of any Purchased Receivable shall become due on the Purchase Date of such Purchased Receivable. FGI will also record the amount of the Initial Purchase Price on the Funds In Use Account.

(b)
The Deferred Purchase Price in respect of any Purchase Receivable shall become due upon receipt of amounts in excess of the Initial Purchase Price or at the time when the Purchased Receivable becomes a Defaulted Receivable, whereby in the latter case to the extent the Default Risk remains with the Client, the Deferred Purchase Price shall not be paid but be settled in accordance with clause 8.6 (Ineligible Receivables, Default Risk and repurchase). FGI will also record the amount of the Deferred Purchase Price, to the extent this is resulting from Customer payments, to the Reserve Account. The Deferred Purchase Price for any of the Receivables shall only become payable if no other Receivables have become or may become Defaulted Receivables or will be charged as Defaulted Receivables to the Reserve Account. The Reserves established pursuant to the Deferred Purchase Price mechanism shall cover all defaults of any and all Purchased Receivables and irrespective of which Client has sold such Receivables to FGI.

9.2
The Purchase Price of a Purchased Receivable will be denominated in the same currency as the Receivable, if that currency is an Approved Currency; or in any other case, such currency as FGI may agree. Payments in respect of the Purchase Price shall be made into the relevant Seller's Account, in accordance with the terms of this Agreement, in particular clause 9.9 (Purchase Price and accounting) below.

9.3	At any stage during the term of this Agreement, FGI will operate the Accounts for the Clients.

9.4
FGI shall at any time be entitled to settle its claims against the Clients for payment of any Discount, Fees, costs and expenses or any other payment claims due and payable to FGI under the Finance Documents by way of set-off against payment claims due to the Clients from FGI. The Reserve Accounts shall have the function of a rolling account (Kontokorrent) settling such mutual claims. Upon its being recorded to the Reserve Accounts, each individual claim shall be combined with the other claims accounted on the Reserve Accounts, and instead of the respective individual claims at any time there shall only be one payment claim in the amount of the balance of the Reserve Accounts which shall be either owed to FGI or to the Client.

9.5	Upon request from FGI, the Client shall promptly pay to FGI the negative balance (excluding any portions of a negative balances which may arise because of the aggregate amount of all Defaulted Receivables which are not Ineligible Receivables exceeding the aggregated amount of all Client Risk Amounts), if any, in respect of the Reserve Accounts, and upon receipt of any such payment FGI shall record this payment on the Reserve Accounts to adjust the balance accordingly.

9.6	Reserve Accounts

(a)
FGI shall be entitled in its sole discretion, to apply the Required Reserve Amount to the Reserve Accounts from time to time if FGI deems it necessary to do so in order to protect FGI's legitimate interests.

(b)
If at any time, the balance standing to the credit of the Reserve Account is less than the Required Reserve Amount, the Client shall, on demand, make such payment into the Reserve Account as FGI requires in order to ensure that the credit balance on the Reserve Account is not less than the Required Reserve Amount.

9.7
FGI shall credit an amount equal to each remittance received by it for a Receivable of a Client to the Reserve Account (and debit an equal amount to the Funds In Use Account) no later than the Collection Date. Any resulting balance standing to the credit of the Reserve Account shall, to the extent that it comprises the unpaid balance of the Purchase Price, be paid to the relevant Client on a weekly basis, subject always to the terms of this Deed, provided that payment of such balance shall not cause the Facility Limit to be exceeded and taking into account that and subject to the Reserve Account also serving as a security for FGI to secure any claims FGI has against the Client in accordance with the Finance Documents and shall also serve as Reserve for Defaulted Receivables in respect of the Client Risk Amount. In the event of any remittance which was treated by FGI as being received being cancelled afterwards, FGI is entitled to cancel and undo the previous crediting and/or debiting of the relevant amounts.

9.8	The Client will not be entitled to request or receive any payment from FGI under clause 9.7 above:

(a)	if such payment is in excess of Availability;

(b)	to the extent that the relevant payment would result in the aggregate outstanding amount of all payments from FGI at any time exceeding the Facility Limit;

(c)	if the Client is Insolvent; or

(d)	at any time at which FGI is entitled to terminate this Agreement under clause 19.3 whether or not FGI actually exercises any such right.

9.9
FGI will make payments to the Client to a bank account (which must, unless FGI agrees otherwise in its absolute discretion, be an account in the Client's name and maintained with a German branch of any major bank or financial institution) by such method of transmission as FGI may approve from time to time.

9.10
It is the Clients' responsibility to ensure that the bank account to which such payment is to be transmitted under clause 9.7 above is suitable for the receipt of funds in the relevant currency. FGI will not be liable for any loss or damage suffered by the Client in the event that the bank or other institution at which such account is maintained declines to accept a payment transmitted to it in that currency.

9.11
FGI will record on the Reserve Account each amount paid to the Client under clause 9.1 on the Business Day on which FGI gives instructions to its bankers to transmit that payment to the Client's account under clause 9.9 above.

9.12	Currencies

(a)
Discount, Administration Fees, Misdirected Payment Fee, Non-Utilisation Fee and other fees specified in clause 10 (Fees) will be denominated, calculated and applied in US Dollars unless FGI otherwise agrees.

(b)	All other costs, charges and expenses will be denominated in the currency in which they arise unless otherwise expressly provided in this Deed or FGI otherwise agrees.

(c)
Where a sum is to be debited or credited to the Assigned Receivables Account, the Funds In Use Account or the Reserve Account, such sum shall be denominated in US Dollars, which will to the extent necessary for this purpose be computed by reference to the spot rate of exchange of FGI's Bankers on the date of such debit or credit, but at its discretion FGI may provisionally apply the rate ruling on the date it receives the Notification relating to that Receivable, making such subsequent adjustments as may be necessary.

10	FEES

10.1	Closing Fee
The Clients shall pay to FGI:

(a)	the Closing Fee on the Commencement Date (or as otherwise agreed in writing with FGI); and

(b)	all other fees and expenses set out in this clause 10 (Fees) on the due date for payment and otherwise in accordance with the terms specified in this Deed.

10.2	Discount
For administrative convenience, the Discount to be deducted from the Notified Value of each Receivable will be calculated:

(a)	on the average amount of Funds In Use over each monthly period;

(b)	by reference to the average Applicable Rate (to be calculated on the last day of the relevant calendar month) as published daily during that calendar month, and will be debited from the Reserve Account on the last day of each calendar month.

10.3	Administration Fee

The Administration Fee will be calculated on the Notified Value of each Receivable for each month (or part of a month) falling within the period beginning on the date of each invoice relating to a Receivable and ending on the Collection Date for that Receivable, such calculation to be made as of the Collection Date and paid by either debit to the Reserve Account or such other method of payment as FGI may require.

10.4	Early Termination Fee
If this Deed is terminated for any reason prior to the expiry of the Minimum Period, the Clients shall pay to FGI on the date that this Deed is terminated all and any sums whatsoever or howsoever unpaid but due and payable under this Deed together with the Early Termination Fee.

10.5	Non-Utilisation Fee
The Non-Utilisation Fee (if any) shall be calculated monthly, commencing on the Commencement Date. FGI shall debit the Non-Utilisation Fee to the Reserve Account on the last Business Day of each calendar month in which it accrues.
The Non-Utilisation Fee shall be calculated in accordance with the following formula:
N% X F = NUF
where:
N%     is the Non-Utilisation Fee Percentage

F	is the amount by which average Funds in Use during any calendar month are less than Net Funds Employed.
NUF    is the Non-Utilisation Fee.

10.6	Audit Fee
The Clients shall pay to FGI an Audit Fee following the exercise of FGI's rights set out at clause 17.2 (Information and access).

10.7	Monitoring Fee
The Clients shall pay to FGI the Monitoring Fee following the occurrence of an Termination Event.

10.8	Agency Termination Fee
The Clients shall pay to FGI the Agency Termination Fee following the exercise of FGI's rights set out at clause 11.1(e) (Collection of Receivables).

10.9	Misdirected Payment Fee

If payment of any amount to FGI is not made in accordance with clause 11.2 (Payments), FGI shall be entitled to charge the relevant Client a Misdirected Payment Fee. The provisions of this clause 10.9 are without prejudice to any other remedies that may be available to FGI at law.

10.10	Annual Fee
The Clients shall pay the Annual Fee to FGI on each anniversary of the Commencement Date.

10.11	Costs and Expenses
Each Client shall on demand reimburse FGI for:

(a)
all reasonable costs and expenses (including legal fees), together with any applicable VAT, sustained or incurred by FGI in connection with the preparation, negotiation, execution and perfection of any of the Finance Documents; and

(b)
the amount of all costs and expenses (including legal fees), together with any applicable VAT, sustained or incurred by FGI in connection with the enforcement of or the preservation of any rights under any Finance Document.

11	COLLECTION

11.1	Collection of Receivables

(a)
From the Commencement Date, but subject to clause 11.1(b) below, FGI shall have the sole and exclusive right to collect and enforce payment of every Receivable other than Receivables repurchased by a Client.

(b)
FGI's rights pursuant to clause 11.1(a) above are subject always to the fact that, FGI hereby appoints each Client as the agent of FGI, until notice to the contrary pursuant to clause 11.1(e) and for the purpose of administering the accounts of Customers and procuring the collection of Receivables for the benefit of FGI.

(c)	Each Client hereby accepts such appointment and undertakes:

(i)	to act promptly and efficiently in carrying out the tasks in relation to which it is FGI’s agent;

(ii)
at its expense, at its own responsibility and in its own name, to collect for the account of FGI all amounts due from the Customers in respect of purchased Receivables, including taking measures for the compulsory enforcement of amounts due;

(iii)	not to hold itself out as an agent of FGI for any other purpose;

(iv)
to adhere to the debt collection procedures of the Client in force at, and notified to and approved by FGI, on or before the Commencement Date and to obtain the prior written consent of FGI to any proposed variations to such procedures;

(v)
by such date in each calendar month as FGI may direct, to provide to FGI copies of such records, statements and accounts of Customers and such reconciliations to the Assigned Receivables Account of the relevant Client as FGI may reasonably require;

(vi)	not to instruct any solicitor or attorney or other third party to commence any legal or other proceedings for the recovery of any relevant Receivable without the prior written consent of FGI; and

(vii)	to instruct any such solicitor or attorney or third party to report promptly and fully to FGI as to the progress of any legal action for recovery of any relevant Receivable.

(d)
For this purpose, the Client is hereby authorised to sue the relevant Customers before any court (gewillkürte Prozeßstandschaft) in any jurisdiction in its own name, but for the account of FGI (at the expense of the Client), or if required under the relevant law, in the name of FGI and for the account of FGI (at the expense of the Client) and shall, upon request of FGI join FGI and co-operate with FGI in respect of any proceedings commenced by FGI against a Customer. FGI shall, to the extent it deems necessary, assist the Client in exercising any and all rights arising out of the relevant purchased Receivables.

(e)
Following the occurrence of a Termination Event that is continuing, FGI may by notice to the relevant Client withdraw the agency appointment made in clause 11.1(b) and 11.1 (d) above at any time and thereafter FGI may in its sole and absolute discretion, settle, compromise, or assign (in whole or in part), through legal action or otherwise, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any Receivable.

The authorisation of the Client as agent and its power and authority to collect the Receivables automatically terminates if an Insolvency within the meaning of part (c) of the definition of “Insolvency Proceedings” or part (a) of the definition of “insolvent” occurs in respect of the relevant Client.

(f)
Each Client undertakes to use all reasonable endeavours to ensure that each Customer makes payment in accordance with the Notification Letter and, without affecting such obligation, at the Client's own expense, to despatch a letter in terms stipulated by FGI to any Customer ignoring such Notification Letter or any part thereof and to send to FGI a copy of each such letter.

(g)	If a Customer disputes any Receivable, the relevant Client will:

(i)	notify FGI promptly;

(ii)	use all reasonable endeavours to settle the dispute, subject always to FGI's rights under this clause 11.1 (Collection of Receivables); and

(iii)	promptly perform all its continuing obligations to the relevant Customer under the Supply Contract giving rise to that Receivable.

(h)
Each Client will assist FGI's collection efforts, if FGI so requests, by promptly providing all information required for that purpose and each Client agrees that for collection purposes FGI may institute and conduct legal proceedings under FGI's full control, provided that following the institution of such proceedings, FGI shall provide written notice of the same to the relevant Client. Each Client also agrees to co-operate in any such proceedings (including the giving of evidence) and agrees to be bound by anything done by FGI under this clause 11. Furthermore, each Client agrees, upon request of FGI, to initiate legal proceedings in their own name on behalf of FGI, and to act upon FGI's instruction in that respect.

11.2	Payments

(a)
Each Client shall ensure that it shall direct all its Customers to make all payments in respect of Receivables owing by them (other than Receivables that have been repurchased by a Client) to the Trust Account or, if FGI in its sole discretion agrees, to such other account as directed by FGI (and not to any other bank account unless otherwise expressly agreed in writing by FGI).

(b)
If and to the extent that a Customer makes any payment in respect of a Receivable (other than a Receivable that has been repurchased by a Client) other than to the Trust Account or as directed by FGI, as the case may be (whether by way of making such payment to another account, by way of sending any cheque or other payment instrument directly to the Client, or in any other manner), the relevant Client will notify FGI as soon as it becomes aware of the same and within two Business Days of becoming aware of the same:

(i)	transfer the full amount of such payment to the Trust Account or as directed by FGI, as applicable, and (pending such transfer) hold the full amount of such payment on trust for FGI;

(ii)	not otherwise deal with or dispose of such payment; and

(iii)
direct the relevant Customer to make all future payments in respect of Receivables (other than Receivables that have been repurchased by a Client) to the Trust Account or as directed by FGI, as applicable.

(c)
Each Client will immediately pass to FGI or to any bank account FGI directs, any payment a Customer makes to it directly in respect of a Receivable (other than a Receivable that has been repurchased by a Client). Each Client agrees:

(i)
if it is necessary for any cheque or other payment instrument to be endorsed to enable FGI to receive payment, to endorse the same prior to its delivery to FGI and not to mark or endorse any such cheque or other payment instrument other than in favour of FGI (or as FGI may direct);

(ii)	to hold any such payment it receives for a Receivable on trust for FGI until FGI receives it; and

(iii)	not to bank any such payment for its own account.

(d)
If a Customer makes a general payment either to FGI or to a Client without specifying which debts are covered by it then FGI shall apply it firstly against any Outstanding Receivables owed by that Customer in chronological order, secondly against the discharge of the Clients’ liability to FGI, if any, whether arising under this Deed or otherwise, and thirdly, any balance shall be paid as the relevant Client wishes.

(e)
The Client shall provide such instructions as are necessary for the performance of its obligations hereunder to the relevant bank with which the Trust Account is held in accordance with the provisions of this Agreement.

(f)	The Client shall pledge any Trust Accounts to FGI as first priority security for the Client’s payment obligations pursuant to this Agreement.

(g)
The Client shall comply with any instruction FGI may give to the Client respect of the Trust Accounts, in particular in respect to transferring any credits standing to the Trust Accounts to other accounts designated by FGI.

(h)
The Client hereby waives to the fullest extent possible any banking secrecy rights owed to it by any bank or other party in relation to the Trust Accounts and hereby irrevocably authorises FGI to represent the Client to the fullest extent possible in relation to the Trust Accounts (umfassende Kontovollmacht).

(i)
Each Client will hold upon trust for FGI and follow any instructions FGI has in respect of any VAT bad debt relief (or similar relief) obtained by the Client in respect of a Receivable which has been assigned or transferred (or purportedly assigned or transferred) to FGI or otherwise held in trust for FGI under this Receivables Finance Agreement

11.3	Credit notes

(a)	No Client shall accept returns or shall grant allowances, discounts, deductions or credits in excess of the Permitted Dilution Percentage to any Customer without the prior written consent of FGI.

(b)
For the avoidance of doubt, the amount of each credit note, return, allowance or discount notified to and approved by FGI under clause 11.3(a) above will be treated as a reduction to the Purchase Price of the Receivable to which it relates and will be accounted for in accordance with clause 14.1(a)(iii) (Provision of information) below.

(c)
FGI shall keep a permanent record on the Reserve Account showing all sums payable or paid to each Client, all payments received in relation to Receivables and all fees, expenses and other sums payable or paid by each Client under this Deed or otherwise. A copy of the Reserve Account shall be taken as undisputed evidence of the matters stated in it at the date of its preparation unless within thirty (30) Business Days from the publication of the same, the relevant Client notifies FGI in writing of any discrepancy.

11.4	Accounting

(a)
FGI shall credit an amount equal to each collection received by it for a Receivable of the Client to the Reserve Account (and debit an equal amount to the Assigned Receivables Account) no later than the Collection Date.

(b)
FGI shall keep a permanent record on the Reserve Account showing all sums payable or paid to the Client, all payments received in relation to Receivables and all Fees, costs, expenses and other sums payable or paid by the Client under this Agreement or otherwise. A copy of the Reserve Account shall be taken as undisputed evidence of the matters stated in it at the date of its preparation unless within thirty (30) days from the publication of the same, the Client notifies FGI in writing of any discrepancy.

12	ONLINE SERVICES

12.1
FGI shall provide the Clients with online access via a secured website to information on the Assigned Receivables, the Reporting Statement and a reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution, interest and fees payable hereunder, and mailing of statements in the ordinary course of FGI's business.

12.2
All of the information provided on the online services shall be in a format, and in such detail, as FGI, in its sole and absolute discretion, deems appropriate. In the event of any dispute, FGI's books and records shall be admissible in evidence, without objection, as prima facie evidence of the status of the Purchased Receivables, any Assigned Receivables and the Reserve Account.

12.3
Each statement, report, or accounting rendered or issued by FGI to a Client, if any, and all online information shall (except as to manifest error) be deemed conclusive evidence and binding for the purposes of this Deed and prima facie evidence in any Dispute.

12.4
FGI's failure to provide, or a Client's failure to receive, such online access shall not relieve any Client of any of its obligations under this Deed or the responsibility of that Client to request statements of account. If the relevant Client does not make such a request, it shall be deemed to have agreed the amounts set out in FGI's records.

.

13	CREDIT BALANCES
If FGI's records show that a credit balance appears on any account with a Customer, whether as a result of the issue of a credit note by a Client or otherwise, FGI may (and each Client authorises FGI to) pay that credit balance to the relevant Customer and debit it to the Reserve Account. Pending any such payment by FGI to the relevant Customer, that credit balance will constitute a contingent liability of the relevant Client to FGI.

14	INFORMATION RELATING TO RECEIVABLES AND CUSTOMERS

14.1	Provision of information

(a)	Each Client agrees that it will:

(i)	keep such accounting records as FGI may reasonably require in relation to its Receivables, in such format as FGI may specify;

(ii)
immediately following the purchase by FGI of any Receivable, make appropriate entries in its books of account, in accordance with generally accepted accounting principles where applicable, recording the sale of that Receivable and ensure that in all such books of account and other records of each Client relating to the relevant Receivable, there are conspicuous notations that the Receivable has been sold to FGI;

(iii)
on the Tuesday of each calendar week (or, if such Tuesday is not a Business Day, on the next Business Day), provide to FGI for each Customer who is indebted on a Receivable that has been purchased, a weekly report in a form and substance satisfactory to FGI itemizing all credit notes, returns, allowances and discounts made during the previous week with respect to such Receivables, together with either wire payment or a cheque addressed to FGI for the amount of such credit notes, returns, allowances and discounts or a credit memorandum confirming that such amounts are to be debited to the Reserve Account;

(iv)	immediately notify FGI in writing of reclaimed, repossessed or returned merchandise, Customers' claims and disputes, and any other matters affecting any Receivables or Related Rights; and

(v)	promptly upon request, deliver to FGI:

(A)	a current listing of all open and unpaid accounts payable and Receivables; and

(B)	any upon reasonable notice, such other information about the Receivables, business, operations and financial condition of the Group as FGI may reasonably require from time to time.

(b)	The Original Clients agree that they will deliver to FGI :

(i)
the Financial Statements of each Client and (on a consolidated basis) the Group for each Financial Year as soon as the same become available, but in any event within 180 days of the expiry of that Financial Year;

(ii)
(or will procure that each Client delivers) the Management Accounts as soon as the same become available, but in any event within 30 days after the end of each calendar month to which such Management Accounts relate;

(iii)	the projected balance sheets, anticipated capital expenditure statements of income and expense and statements of cash flow for each Client and the Group as at the end of and for each calendar month of such Financial Year, no sooner than 90 days and no later than 30 days prior to the beginning of each Financial Year.

14.2	Verification of Receivables
FGI shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interest under this Deed.

14.3	Authority to contact bank
Each Client irrevocably:

(a)
authorises FGI to provide the Client’s bankers (including for this purpose any bank with which the Client has or has had an account), accountants and/or auditors with, and to obtain from the Client’s bankers, accountants and/or auditors such information about its business, assets, financial condition or the operation of this Deed as FGI or they may require;

(b)	authorises its bankers, accountants and auditors to provide FGI with such information as it may require;

(c)	authorises FGI to obtain from Customers their consent to the taking of references from their bankers, and

(d)	for that purposes waives its right under existing banking secrecy rules (Bankgeheimnis) to the fullest extent possible.

15	GENERAL WARRANTIES AND REPRESENTATIONS

15.1	Representations and warranties
In addition to and without affecting any other warranty or representation given elsewhere in this Deed, each Client warrants on the Commencement Date, and so long as any monies are outstanding or the Receivables Purchase Facility is available under this Deed, that:

(a)
each Credit Party is a stock corporation or limited liability company or the equivalent in any relevant jurisdiction duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power to own its property and assets and carry on its business as it is now being and will be conducted;

(b)
each Credit Party has the full power to enter into and perform its obligations under the Finance Documents to which it is a party and has taken all necessary action (corporate or otherwise) to authorise the unconditional execution, delivery and performance of its obligations under each such document in accordance with their respective terms;

(c)	the Finance Documents constitutevalid, binding and enforceable contractual obligations of the persons party thereto (other than FGI);

(d)
the entry into and performance by a Credit Party of the Finance Documents to which it is a party and the transactions contemplated hereby and thereby do not and will not conflict with (i) any law or regulation or any official or judicial order applicable to it, or (ii) its memorandum or articles of association; or (iii) any agreement or document to which it is a party or which is binding upon it or its Collateral in a manner that could reasonably be expected to have a Material Adverse Effect;

(e)
prior to the entry into of this Deed, it has disclosed to FGI every fact or matter which it knows, having made due enquiry, would influence FGI in any decision whether or not to enter into a Finance Document, accept any person as a guarantor or indemnifier for its obligations to FGI, as to the terms of a Finance Document or as to the making of any purchases of Receivables;

(f)
the Financial Records and other financial and business information and documentation furnished by it to FGI pursuant to this Deed are and were (or shall be) when delivered, true and accurate in all material respects (in the case of factual information), and not misleading, based upon reasonable grounds, and honestly believed (in the case of opinions, forecasts and projections), and in all cases do not contain any material misstatement or omit any material fact;

(g)
save as disclosed to FGI in writing, no litigation, arbitration or administrative proceeding or claim exists (or is current or pending or, to the best of its knowledge threatened against any Client) which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(h)
save as disclosed to and agreed by FGI in writing none of the assets of a Client are subject to any Security Interest save in favour of FGI or Permitted Security and no agreement is in place which could oblige it to create any Security Interest over its Collateral;

(i)	no Client is in breach or default under any contract affecting its assets or any agreement or arrangement or any statutory or legal requirement;

(j)
the financial information delivered in accordance with clause 14.1 (Provision of information) was prepared in accordance with the Accounting Principles as were used to prepare the financial information delivered on or about the date of this Deed and give a true and fair view of each relevant Credit Party’s financial condition at the date as of which they were prepared and the results of its business and operations during the month, Financial Year or, as the case may be, quarter then ended and disclose or reserve against all material liabilities (contingent or otherwise) as at that date and all unrealised or anticipated losses from any commitment entered into by it and which existed on that date; and

(k)
each Client has filed all tax returns and other reports required to be filed and has paid all Tax, rates and rent imposed on it or upon any of its Collateral that are due and payable (other than any Tax that is being contested in good faith and for which appropriate reserves are being held), and in particular, but without limitation to the foregoing, has and will pay or pass on to the relevant fiscal administration at its own expense any applicable VAT for or in respect of purchased Receivables or the underlying sales transactions giving rise to those purchased Receivables and promptly upon request provide reasonable evidence of such payment in writing to FGI; and

(l)
the payment obligations of each Client under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.2	Repetition
The representations and warranties contained in clause 15.1 (Representations and warranties) shall deemed to be repeated on a daily basis, by reference to the facts and circumstances then existing, for as long as this Receivables Purchase Agreement is in full force and effect.

16	RECEIVABLE SPECIFIC WARRANTIES

16.1	Representations and warranties
The inclusion of a Receivable in a Notification (other than an Ineligible Receivable Notified under clause 7.2 (Separate Notification of certain Receivables)) shall be treated as a representation and warranty by the relevant Client to FGI that:

(a)
the Receivable is an existing, legal, valid, binding, undisputed and enforceable payment obligation, in the amount Notified, of the relevant Customer which is capable of being assigned by the relevant Client to FGI pursuant to this Deed and the Receivables do not arise under current account relationships (keine Forderungen aus Kontokorrentverhältnissen);

(b)	immediately prior to the assignment of the Receivable to FGI under this Deed, the relevant Client was the legal and beneficial owner of the Receivable,

(c)	FGI shall obtain a valid, binding and enforceable title to the full amount owing to the Client on the Receivable and all Related Rights included in the sale of the Receivable;

(d)
the Receivable is capable of being segregated and identified as having been sold to FGI pursuant to this Agreement, and such sale will not be re-characterized as any other type of transaction and will be effective to pass to FGI full and unencumbered title thereto and the benefit thereof to FGI and no further act, condition or thing will be required to be done in connection therewith to enable FGI to require payment of any such Receivable or the enforcement (Einklagbarkeit) of any such right in any competent court;

(e)	the Receivable has not previously been Notified to FGI;

(f)	the Receivable has not been sold, assigned, mortgaged, charged or otherwise disposed of or encumbered to any person other than FGI, nor has any agreement been made to do so;

(g)	the Receivable is not an interest-bearing Receivable, nor is it subject to any withholding Tax;

(h)	the Supply Contract giving rise to the Receivable:

(i)	is to the best of the knowledge and belief of the relevant Client valid, binding and enforceable against the Customer;

(ii)	has been made in the ordinary course of the relevant Client's business;

(iii)	contains no restriction or prohibition of assignment of the Receivable or any Related Rights to or by FGI;

(iv)	provides for payment in an Approved Currency; and

(v)	does not conflict with or breach any law applicable to the relevant Client, or the best of the knowledge and belief of the relevant Client, the Customer or the Receivable,

(i)
at the Purchase Date the Customer is not in default of any sums due to the relevant Client and that Client has at the Purchase Date no reason to believe that the Customer will be unable to, or will not for any reason, pay the Receivable in full when it falls due;

(j)	to that Client's knowledge at the Purchase Date, the Customer will pay the full amount of each Receivable within the Permitted Credit Period;

(k)	it has taken all reasonable steps to ascertain the creditworthiness of the Customer prior to the delivery of goods or the rendering of services under the Supply Contract;

(l)	to that Client’s knowledge, the Receivable is neither owed by a Customer which is a Sanctioned Entity nor originates from a Sanctioned Territory.

(m)
no supplier to the Client will retain title to any goods which are the subject matter of the Receivable and there are no arrangements on extended retention of title (keine Eigentumsvorbehalte und keine verlängerten Eigentumsvorbehalte);

(n)
the disclosure of information relating to a Customer made in connection with this Agreement or the assignment of each relevant Receivable or Related Security as contemplated by, and for the purposes envisaged by, this Agreement is not contrary to the applicable data protection laws or any Supply Contracts, and any notifications to be made or approvals to be obtained under such laws have been made or obtained; and

(o)
the Client's company registration number, VAT number and payment terms, together with the correct name and address of the Customer, appear on every Invoice, credit note and on all other relevant documentation (including emails) sent by the Client to the Customer and/or FGI.

16.2	Repetition
The representations and warranties contained in clause 16.1 (Representations and warranties) shall deemed to be repeated on a daily basis, by reference to the facts and circumstances then existing, in respect of each Receivable until that Receivable has been fully and finally discharged.

17	GENERAL COVENANTS
The following covenants shall be performed and complied with throughout the duration of this Deed:

17.1	Restrictions
No Client shall, without FGI's prior written consent:

(a)	incur any Financial Indebtedness other than as permitted by FGI or to Wells Fargo Bank N.A.; or

(b)	create or permit to subsist any Security Interest or Quasi-Security over any of its Receivables or assets, other than the Permitted Security; or

(c)	be a creditor in respect of any financial indebtedness or otherwise make credit (other than normal trade credit permitted pursuant to the terms of a Supply Contract) available to any person; or

(d)
sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any of its assets or business except for the sale at prevailing value of stock in trade in the usual course of trading as conducted by it at the date of this Deed; or

(e)	trade under any business name or assumed name, other than those notified by writing in advance to FGI; or

(f)	declare, pay, or make any dividend or other distribution upon or in respect of any shares or other securities of the Client other than as permitted by this Deed; or

(g)	charge, sell, discount, factor, dispose of or otherwise deal with its Receivables (other than with FGI) without the prior written consent of FGI; or

(h)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

17.2	Information and access
Each Client shall comply and (where necessary) procure compliance at all times with all provisions contained within the Finance Documents, and shall provide to FGI all such information and physical access to premises or locations owned or under the control of the Clients as FGI may require from time to time upon reasonable notice, and each

Client hereby grants an irrevocable licence to FGI for FGI (and any of its employees, servants or agents) to enter upon any premises or location owned or under the control or authority of the Clients at any time upon reasonable notice during normal business hours following reasonable prior notice, other than following the occurrence of a Termination Event that is continuing when no such notice will be required, (at the relevant Client's expense) for the purposes of the Finance Documents, for confirming and ensuring the compliance by FGI with the terms of the Finance Documents, and for the purposes of FGI's assessment and monitoring from time to time as it may require of the location, state, nature, and value of any assets at that time, and for inspecting and/or taking copies of Financial Records.

17.3	Notification of default
Each Client shall promptly notify FGI of each Termination Event or any event which may (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) become a Termination Event.

17.4	Compliance with laws
Each Client shall comply in all respects with all laws to which it may be subject.

17.5	Change in Financial Year
Each Client shall advise FGI if it changes its Financial Year for any reason.

17.6	General insurance
Without prejudice to any particular requirements contained in the Finance Documents, each Client shall maintain with reputable independent insurance companies or underwriters product and public liability insurances and such other general insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

17.7	Credit insurance

(a)
FGI may at any time in its sole discretion require that a Client effect and maintain (or procure that there is effected and maintained on behalf of that Client) credit insurance in respect of all or any of the Receivables. Such credit insurance shall be at the expense of the relevant Client and will have FGI as joint insured and sole first loss payee.

(b)	Any credit insurance effected or maintained in accordance with clause 17.7(a) shall be on such terms and contain such clauses as FGI may reasonably require.

(c)	Payments received in respect of any credit insurance maintained by or on behalf of any Client shall be applied to the relevant Client’s Reserve Account.

17.8	Pensions

Each Client shall:

(a)
ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective and that no action or omission is taken by it in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or the relevant member of the Group ceasing to employ any member of such a pension scheme).

(b)
deliver to FGI at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the relevant member of the Group), actuarial reports in relation to all pension schemes mentioned in clause 17.8(a) above.

(c)
promptly notify FGI of any material change in the rate of contributions to any pension schemes mentioned in clause 17.8(a) above or pension protection schemes paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise) or any investigation or proposed investigation by any authority, entity or person operating or supervising the pension scheme or any relevant pension protection schemes (including Pensionssicherungsvereine) which may lead to the issue of a notice requiring any additional protection funds, contribution funds or similar funds.

(d)	immediately notify FGI if it receives a notice requiring any payments pursuant to the foregoing lit. (c).

17.9	Sanctioned Entity and Sanctioned Territory
Each Client shall not trade or otherwise conduct business directly or indirectly with a Sanctioned Entity or Sanctioned Territory.

18	INCREASED COSTS
Each Client shall within five (5) Business Days of a written demand by FGI, pay for the account of FGI the amount of any increased costs incurred by FGI or any of its Associates solely in connection with the Finance Documents and the provision of the Facility as a result of a regulatory change made after the date of this Deed (provided FGI provides reasonable details of how such increased costs arose), and if it is or becomes contrary to any law or regulation for FGI to make available the Receivables Purchase Facility, FGI may at any time notify the Clients in writing that all Receivables (including any previously classified Eligible Receivables) shall become Ineligible Receivables and require the Clients to pay to FGI the aggregate Repurchase Price in relation to all and any Outstanding Receivables (together with accrued Discount and Administration Fees) and all other sums (howsoever arising), then or thereafter due, owing or incurred to FGI under the Finance Documents.

19	TERMINATION EVENTS

19.1	Termination Events
Each of the events set out below is a Termination Event:

(a)	any Client is in breach of any of the provisions of clause 11.2 (Payments);

(b)
any Credit Party does not pay any sum due from it under any Finance Document, in the currency, at the time, and in the manner specified in the relevant Finance Document, other than where such failure to pay is caused by an administrative or technical error and payment is made within two (2) Business Days of its due date or the date upon which FGI has notified the relevant Credit Party of such breach (whichever is the earlier);

(c)
any representation, warranty, covenant or undertaking made or deemed to be repeated by a Credit Party in any Finance Document or in any document delivered pursuant to any such document, other than any representation contained in clause 16 (Receivable specific warranties), is not complied with in any respect which FGI considers material or is or proves to have been incorrect or misleading when made or deemed to be repeated;

(d)	any Client fails duly to perform or comply with any obligation expressed to be assumed by it in clauses14.1 (Provision of information) or 17.1(b), (d), or (g) (Restrictions);

(e)
any Credit Party fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents (not otherwise expressly specified in this clause 19.1 (Events of Default)) and such failure (if capable of remedy) is not remedied within five (5) Business Days of the relevant Credit Party becoming aware of such breach or if any such Finance Document shall terminate (other than in accordance with its terms or with the written consent of FGI) or become void or unenforceable;

(f)
any Financial Indebtedness in excess of £10,000 (or any equivalent in EUR) is not paid when due or is declared to be or otherwise becomes due and payable prior to their specified maturity or any creditor of a Client becomes entitled to declare any such Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described);

(g)	any Credit Party becomes Insolvent or subject to Insolvency Proceedings or anything analogous to or having a substantially similar effect shall occur under the laws of any relevant jurisdiction;

(h)
any Security Interest or Quasi-Security on or over the assets of any Client becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security Interest or Quasi-Security;

(i)
all or any material part of the shares or Collateral of any Client or any Security Obligor is seized, compulsorily acquired, nationalised or otherwise other expropriated or custody or control of the same being vested in it by any public authority or any court of competent jurisdiction at the instance of any public authority;

(j)	any guarantee of any amounts due and payable under any of the Finance Documents shall be terminated, revoked or declared void or invalid;

(k)
one or more final judgments for the payment of money aggregating in excess of £10,000 (or any equivalent in EUR) (whether or not covered by insurance) shall be rendered against a Client and that Client fails to discharge the same within 5 Business Days from the date of entry thereof or to appeal therefrom;

(l)
any loss, theft, damage or destruction of any item or items of the Collateral occurs or any attachment, seizure, distress, lien or other claim is made or asserted against any item or items of the Collateral which in the opinion of FGI (A) materially and adversely affects or is reasonably likely to affect the operation of the business of or the ownership or other rights of any Client in the Collateral or any Client’s use of the Collateral or (B) is material in amount and/or value and is not adequately covered by insurance;

(m)	any Client ceases carrying on the business or the nature of the business carried on as at the date of this Deed;

(n)
it is or will become unlawful for any Client or any other Security Obligor to perform or comply with any of its obligations under any Finance Document or any such obligation is not or ceases to be legal, valid and binding;

(o)	any Credit Party repudiates or does or causes to be done anything evidencing an intention to repudiate any Finance Document to which it is a party;

(p)	the Finance Documents do not come into, or cease to be in, full force and effect or are not for any reason valid and binding upon and enforceable in all respects against any Credit Party;

(q)	there occurs a Material Adverse Effect;

(r)	there occurs a Change of Control without the prior approval of FGI; or

(s)	the relevant authority or entity issues any notice referred to in Clause 17.8(d) above to a Client which is reasonably expected to have a Material Adverse Effect; or

(t)
any person (other than FGI) who holds a Security Interest over any Collateral, having waived or released its rights to any Receivable, withdraws or attempts to withdraw such waiver of release or otherwise asserts any interest adverse to FGI in any of Receivables vested in FGI.

19.2	Repeated breaches
If the same Termination Event has occurred on four separate occasions during any rolling 12-month period (having been duly remedied or waived on each occasion), a cure period for remedying the next occurrence of such Termination Event occurring within the relevant 12-month rolling period will only be available if FGI so permits in its sole discretion.

19.3	Consequences of Termination
Upon the occurrence of any Termination Event, FGI shall have the right (but not the obligation) to take such action as it sees fit, including, but not limited to the termination of this Deed, increase of Discount, reduction of the Payment Percentage, withdrawal of Limits, designation of Receivables as Ineligible Receivables enforcement of any Security Interests and making of a demand for the payment of any outstanding amounts owing to it.
19.4    No effect
Unless specifically provided to the contrary, termination of this Deed shall neither affect the rights and obligations of any Party in relation to the Receivables or Collateral which are in existence on the date of termination nor the continued calculation of the Discount in relation to Receivables. Such rights and obligations shall remain in full force and effect until duly extinguished.

20	POWER OF ATTORNEY

20.1	Appointment

(a)
Each Client hereby irrevocably authorises (bevollmächtigt) FGI (and waives to the fullest extent possible the restrictions contained in Section 181 of the German Civil Code with the power to subdelegate such authority and exemption from Section 181), by way of security, to be its attorney and act in its name for the purpose of executing such deeds or documents and completing and endorsing such instruments and instituting or defending such proceedings and performing such other acts as FGI may consider requisite in order to perfect FGI's title to any Receivable or Related Rights and to secure performance of any of the obligations of the Client under the Receivables Purchase Facility or under any Supply Contract or obtain payment of any Receivable.

(b)	Each Client agrees that each of FGI's directors, officers or duly authorised personnel from time to time may exercise the powers given to FGI in this clause 20.1 (Appointment).

20.2	Substitute attorney
FGI may appoint and remove at will any substitute attorney or agent in respect of any of the matters referred to in clause 20.1 (Appointment) above.

20.3	Ratification
Each Client agrees to ratify and confirm whatever FGI, its directors, company secretary or officers, substitutes and agents shall lawfully do pursuant to the above power of attorney.

21	VAT AND TAX
Each Client will:

21.1	indemnify FGI on demand for the amount of any VAT that may be payable upon any fees or expenses payable under this Deed; and

21.2
comply with any directions given to it by FGI in relation to obtaining on FGI's behalf any relief or refund of VAT included in any Receivable purchased by FGI under this Deed, to the extent that such relief or refund is available in the event of the Insolvency of the relevant Customer.

21.3
Upon request the Clients shall supply to FGI a confirmation from the auditors of the Clients or, upon request of FGI, another auditors' firm acceptable to FGI, which states that any applicable or payable VAT in respect of purchased Receivables or underlying sales transactions has been duly paid by the Clients to the competent tax authorities.

21.4
The Clients shall bear and pay any Taxes (including, without limitation, VAT), duties, levies, costs and fees arising in Germany, the United Kingdom and any other country in connection with the entry into and performance of or under this Agreement, the purchase of Receivables hereunder, by or on behalf of FGI, including any additional Taxes arising in respect thereof (excluding possible corporate income tax of FGI on its net income arising according to US law).

21.5
The Clients, upon FGI's demand, shall indemnify FGI immediately, on an after-Tax basis, for all damages, losses, claims by third parties and/or expenses arising from the non-payment or delayed payment by the Clients of any amount and make corresponding payments upon demand of FGI, unless they are penalities, default interest or extra charges arising due to the fraud, wilful misconduct or gross negligence of FGI or one of its agents. FGI shall provide to the Clients, upon making a request for indemnification, reasonable evidence of the aforementioned damages, losses, claims by third parties and/or expenses.

21.6	All payments from the Clients to FGI under this Agreement shall be made free and clear of any Tax deduction. To the extent that any VAT applies, such VAT shall be paid by the Clients.
In the event that the Clients are required to make a payment subject to a Tax deduction, the sum payable by the Clients in respect of which such Tax deduction is required to be made shall be increased to the extent necessary to ensure that, after the making of such Tax deduction, FGI receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received had no such Tax deduction been made or required to be made. FGI will co-operate in completing any procedural formalities necessary for the Clients to obtain authorisation to make that payment without a Tax Deduction. If the Clients pay to FGI an increased sum in accordance with this paragraph and if FGI determines in its sole discretion that it has received a refund or repayment of such tax or has been granted a benefit from a credit against such tax attributable to the increased payment and obtained and utilised it, then, after finally settling its tax affairs for the respective year FGI shall repay such benefit to the Clients in such amount if it can do so without prejudice to the retention of such refund, repayment or benefit, it being understood that nothing in this paragraph shall oblige FGI to handle its tax affairs in any specific way or to disclose and tax or other information to the Clients.

22	INDEMNITY

22.1
Each Client hereby agrees to indemnify FGI on demand on a full indemnity basis (whether or not FGI has made a payment of a Purchase Price) against Loss sustained, suffered or incurred by FGI in relation to any breach of any representation, warranty, covenant or undertaking made or given to FGI in this Deed.

22.2
FGI shall be entitled to debit to the Reserve Account: all bank charges and costs and expenses incurred by FGI in relation to any account to which it directs that any payments by Customers shall be credited.

23	ACCOUNTS
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the Accounts maintained by FGI are prima facie evidence of the matters to which they relate.

24	CERTIFICATION
Each Client agrees that a certificate (except as to manifest error, or errors in law) signed by an authorised signatory of FGI shall be prima facie evidence as to the amount of any Loss whether actual or contingent referred to in clause 22 (Indemnity), any amount payable under clause 25.3 (Currency indemnity) and the fees and charges referred to in this Deed and/or the amount at any time owed by a Credit Party to FGI or vice versa, howsoever arising.

25	MISCELLANEOUS

25.1	Except as otherwise expressly provided in this Deed, US Dollars is the currency of account and payment for any sum due from each Credit Party to FGI in respect of the Receivables Purchase Facility.

25.2
Except as otherwise expressly provided in this Deed, all monies received or held by FGI under this Deed may be converted from their existing currency into such other currency as FGI considers necessary or desirable at the spot rate of exchange of FGI's bankers for that currency as at the date of such conversion. FGI shall have no liability to a Credit Party in respect of any Loss resulting from any fluctuation in exchange rates after any such conversion.

25.3
No payment to FGI (whether under any judgment or court order or in the liquidation, administration or dissolution of a Credit Party or otherwise) shall discharge the obligation or liability of the Credit Party in respect of which it was made, unless and until FGI shall have received payment in full in the currency in which the obligation or liability was incurred or (if different) is expressed to be payable and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, FGI shall have a further separate cause of action against the relevant Credit Party.

25.4
Unless otherwise agreed by FGI, where a Receivable is denominated and payable in otherwise than in US Dollars, all costs, charges and expenses relating to the collection of that Receivable and/or conversion of amounts collected into US Dollars (or into such other currency as FGI determines from time to time) will be deducted in calculating the Purchase Price of that Receivable, which will be computed by reference to the spot rate of exchange of FGI's Bankers on the date of such collection or conversion, but at its discretion FGI may provisionally apply the rate ruling on the date it receives the Notification relating to that Receivable, making such subsequent adjustments as may be necessary.

25.5
If a change in any currency of a country occurs, this Deed will, to the extent FGI (acting reasonably and after consultation with the Original Clients) specifies to be necessary, be amended to reflect the change in currency.

25.6
Except as otherwise expressly provided for in this Deed, no variation of this Deed shall be valid unless it is in writing and signed on behalf of each Client, by a director or the company secretary and in the case of FGI, by an authorised signatory, and for the avoidance of doubt may not be effected by electronic communication.

25.7
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.8
No failure to exercise, nor any delay in exercising, on the part of FGI, any right or remedy under the Finance Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

25.9
Without prejudice to Clause 25.6 any provision of a Finance Document may be amended only if FGI so agree in writing and any breach of a Finance Document may be waived before or after it occurs only if FGI so agrees in writing. A waiver given or consent granted by FGI under a Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

25.10
FGI shall be entitled to rely upon any act done or document signed or any electronic mail or facsimile or oral communication sent by any person purporting to act, sign, send or make on behalf of any Credit Party despite any defect in or absence of authority vested in such person.

26	SET-OFF

26.1	Unfettered rights

(a)	In addition to any right of set-off or other similar right to which FGI may be entitled in law:

(i)	FGI may at any time and after notice to the Clients combine and consolidate all or any of the Accounts between the Clients and FGI; and

(ii)
FGI may after notice to the Clients (but shall not be obliged to) set off any obligation (contingent or otherwise under the Finance Documents or which has been assigned to FGI) against any obligation (whether or not matured) owed by FGI to any Client, regardless of the place of payment, booking branch or currency of either obligation.

(b)	If the obligations are in different currencies, FGI may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(c)	If either obligation is unliquidated or unascertained, FGI may set off in an amount estimated by it in good faith to be the amount of that obligation.

26.2	Client payments
Each Client will make all payments due under this Deed in full without set-off, retention or counterclaim whatsoever and howsoever arising, free and clear of deductions or withholdings on the due date to such account of FGI as FGI may specify from time to time.

26.3	Deduction or withholding
If a Client is compelled by law to make any deduction or withholding from any sum payable to FGI under this Deed, it shall immediately pay to FGI such additional amount as shall be required to ensure that FGI shall receive in aggregate the amount it would have received but for such deduction or withholding.

27	CONFIDENTIALITY
The contents of any report (whether written or oral) prepared by or on behalf of FGI for the purposes of FGI considering whether or not to permit any drawing under or to continue the Receivables Purchase Facility shall remain confidential and shall not be available to any Credit Party for any reason or purpose (save for any requirement of law) in whole or in part and whether in original or copy form.

28	CONFIDENTIAL INFORMATION

28.1
FGI agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 28.2 below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

28.2	FGI may disclose:

(a)
to any of its Associates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as FGI shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents, to any of that person's Associates, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Credit Parties and to any of that person's Associates, representatives and professional advisers;

(iii)	appointed by FGI or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(c)	with the consent of either of the Original Clients,
in each case, such Confidential Information as FGI shall consider appropriate if:

(d)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(e)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(f)
in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of FGI, it is not practicable so to do in the circumstances.

29	NOTICES

29.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, electronic means or letter.

29.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or in any German Security Document or any substitute address, fax number or department or officer as one Party may notify to the other Party by not less than five Business Days' notice.

29.3	Delivery

(a)	Subject to clause 29.3(b) below, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or electronic means, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days following the day on which it was despatched by first class mail postage prepaid, and, if a particular department or officer is specified with the execution of any Party below, if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to FGI will be effective only when actually received by FGI and then only if it is expressly marked for the attention of the department or officer identified with the execution of FGI below (or any substitute department or officer as FGI shall specify for this purpose).

29.4	English language

Any notice given under or in connection with any Finance Document must be in English.

30	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of the Finance Document.

31	ASSIGNMENT AND AGENCY

31.1
None of the Clients or the other Security Obligors shall be entitled to assign, novate, charge or declare a trust over any of its rights or delegate any of its obligations under any of the Finance Documents without the prior written consent of FGI.

31.2
FGI may assign or transfer all or any part of its rights under the Finance Documents. Each Client shall, immediately upon being requested to do so by FGI, enter into (and shall procure that each other Security Obligor enters into) such documents as may be necessary or desirable to effect such assignment or transfer.

31.3	FGI may at its sole discretion and at the expense of the Clients, appoint an agent in respect of any aspect of this Deed and any other Finance Document.

32	ADDITIONAL PARTIES

32.1	Additional Clients
Each Client may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes a Client. That Subsidiary shall become a Client if:

(a)	FGI approves the addition of that Subsidiary as an Additional Client;

(b)	the relevant Client and the proposed Additional Client deliver to FGI a duly completed and executed Accession Deed;

(c)	the proposed Additional Client is already (or becomes) a Security Obligor at the time it becomes a Client;

(d)	the relevant Client confirms that no Termination Event is continuing or would occur as a result of that Subsidiary becoming an Additional Client; and

(e)	FGI has received all of the documents and other evidence listed in part B of Schedule 1(Conditions precedent)I in relation to that Additional Client, each in form and substance satisfactory to FGI.

32.2	Additional Security Obligors

(a)	Without prejudice to its obligation under clause 32.2(b) below, a Client may request that any of its wholly owned Subsidiaries become a Security Obligor.

(b)
The relevant Client shall procure that any other member of the Group which is not or ceases to be a Dormant Subsidiary shall, as soon as possible after its acquisition or incorporation or, as the case may be, ceasing to be a Dormant Subsidiary, become a Security Obligor and grant such Security Interests as FGI may require.

(c)	A member of the Group shall become a Security Obligor if:

(i)	a Client and the proposed Additional Security Obligor deliver to FGI a duly completed and executed Accession Deed; and

(ii)
FGI has received all of the documents and other evidence listed in part B of Schedule 1(Conditions precedent) in relation to that Additional Security Obligor, each in form and substance satisfactory to FGI.

33	GOVERNING LAW
This Deed and all non-contractual obligations arising out of or in connection with this Deed shall be governed by English law. However, those provisions which relate to the creation of in rem rights (dingliche Verfügungen) and authorisations and powers (Vollmachten und Ermächtigungen) granted by the Clients, shall be governed by and construed in accordance with German law.

34	JURISDICTION OF ENGLISH COURTS

34.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Receivables Purchase Agreement (including a dispute regarding the existence, validity or termination of this Receivables Purchase Agreement or any non-contractual obligation arising out of or in connection with this Receivables Purchase Agreement) (a "Dispute").

34.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

34.3
This clause 34 is for the benefit of FGI only. As a result, FGI shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, FGI may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof the parties hereto have executed this document as a deed on the date first above mentioned and in the manner hereinafter appearing.
SCHEDULE 1

CONDITIONS PRECEDENT
Part A – Conditions Precedent to the Commencement Date

1	CORPORATE

1.1	Copies of the constitutional documents and certificate of incorporation of the Original Clients and each other Security Obligor as at the Commencement Date.

1.2	Up to date (not older than 14 days) electronic extract from the commercial register (Handelsregisterauszug) relating to each Client.

1.3	Specimen signatures of the persons authorised to execute Finance Documents and all documents ancillary thereto, including Notifications.

1.4
A copy of a resolution signed and adopted by (in case of being incorporated as a GmbH) all the holders of the issued shares or (in case of being incorporated as an AG) by the supervisory board (Aufsichtsrat) and the managing directors (Vorstand) of the Original Clients and each other Initial Security Obligor, approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and granting all required exemptions from Section 181 of the German Civil Code.

1.5
A certificate of the Original Clients (for itself and on behalf of each other Initial Security Obligor signed by a director (Vorstand/Geschäftsführer)) confirming that borrowing or guaranteeing or securing, as appropriate, the total amount of the Facilities would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

1.6
A certificate of an authorised signatory of the Original Clients (for itself and on behalf of each other Initial Security Obligor signed by a director (Vorstand/Geschäftsführer)), certifying that each copy document listed in this part A of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Commencement Date.

2	FINANCE DOCUMENTS

2.1	Original of this Receivables Purchase Agreement and any Facility Conditions that are to take effect on the Commencement Date, in each case executed by all parties to it.

2.2
Original deed of priority (USA/Netherlands) between FGI, Wells Fargo Bank, N.A., Ciber Inc, Ciber Consulting Incorporated, Ciber International LLC, Ciber International B.V. and Ciber Netherlands B.V executed by all parties to it (other than FGI).

2.3
Original of Global Security Assignment Agreement entered into by the Clients and FGI pursuant to which the Clients assign as security to FGI all of their receivables (other than the Receivables sold hereunder and other than the Receivables repurchased by the Clients from FGI hereunder) (the “Global Security Assignment Agreement”).

2.4
Within 30 days after execution of the UK Receivables Purchase Agreement: Original Share Pledge Agreement entered into between FGI and CIBER Holding GmbH relating to the Shares of CIBER Holding GmbH in CIBER AG (the “Share Pledge Agreement AG”).

2.5
Within 90 days after execution of the UK Receivables Purchase Agreement: Original Share Pledge Agreement entered into between FGI and CIBER AG relating to the Shares in CIBER Managed Services GmbH (the “Share Pledge Agreement GmbH”).

2.6	Cross guarantee of the obligations under this Agreement and each Covered Affiliate Agreement executed by each Client and FGI (the “Cross Corporate Guarantee Agreement”).

2.7
Original Account Pledge Agreement entered into between the Clients and FGI pursuant to which the Clients create first ranking account pledges in favour of FGI over the Trust Accounts (the “Account Pledge Agreement”).

2.8	Guarantee of the obligations under this Agreement and each Covered Affiliate Agreement executed by Ciber, Inc.

2.9	All Documents to be provided pursuant to the other Covered Affiliate Agreements.
3

3.1	A copy of the release agreement relating to all encumbrances, other than for Permitted Security, which affect any of the undertaking and/or assets of the Original Clients.

4	THIRD PARTY FINANCIERS

4.1	Deed of release of those Security Interests held by Wells Fargo Bank, N.A. over the Receivables and Trust Accounts.

5	FINANCIAL

5.1	Up to date Management Accounts of the Original Clients to 31 August 2016.

5.2	Latest projections for the 12 months ending 31 December 2016 reflecting the effect and operation of the Receivables Purchase Facility.

5.3	Audited annual accounts for the Original Clients for the year ending 31 December 2015.

6	RECEIVABLES (ORIGINAL CLIENTS ONLY)
In relation only to the Original Clients:

6.1	An up-to-date audit of the Original Clients’ Receivables.

6.2	Electronic aged Receivables analysis and aged creditor analysis correct as at the Commencement Date.

6.3	Due diligence in relation to any Supply Contract specified by FGI, to be conducted by FGI.

6.4	A waiver from each Customer specified by FGI, waiving any ban on assignment or similar in any Supply Contract between the Original Clients and that Customer.

7	OTHER

7.1	Satisfactory completion of all FGI’s "know your customer" checks.

7.2	A legal opinion of the legal advisers to the Original Clients in respect of the capacity of and due execution of the Finance Document on behalf of the Original Clients.

7.3	A copy of the letter of support from Ciber International B. V. to the Original Clients.

7.4	Clear winding-up and administration searches of the Original Clients.

7.5	Funding Checklist.

7.6	Schedule of Receivables.

7.7	Purchases & Advances Certificate.

7.8	Payment instructions

7.9	Any other document, assurance or opinion that FGI may reasonably require, and which it has specified to the Original Clients prior to the Commencement Date.

Part B – Conditions Precedent required to be delivered by an Additional Obligor

1	CORPORATE

1.1	Certified copies of the constitutional documents and certificate of incorporation of the Additional Obligor.

1.2	Up to date (not older than 14 days) extract from the commercial register (Handelsregisterauszug) relating to Additional Obligor.

1.3	Specimen signatures of the persons authorised to execute the Accession Deed and other Finance Documents to which it is a party and all documents ancillary thereto, including Notifications.

1.4
A copy of a resolution signed and adopted by (in case of being incorporated as a GmbH) all the holders of the issued shares or (in case of being incorporated as an AG) by the supervisory board (Aufsichtsrat) and the managing directors (Vorstand) of the Original Clients and each other Initial Security Obligor, approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and granting all required exemptions from Section 181 of the German Civil Code.

1.5
If applicable, a copy of a resolution of the holders of the issued shares of the Additional Obligor, amending its articles of association to remove the right of its directors to refuse to register a transfer of shares.

1.6
A certificate of the Additional Obligor (signed by a director (Vorstand/Geschäftsführer)) confirming that borrowing or guaranteeing or securing, as appropriate, the total amount of the Facilities would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

1.7
A certificate of an authorised signatory of the Additional Obligor (signed by a director (Vorstand/Geschäftsführer)) certifying that each copy document listed in this part B of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

2	FINANCE DOCUMENTS

2.1	A duly completed Accession Deed executed by a Client, the Additional Obligor and FGI.

2.2	In the case of an Additional Obligor incorporated in Germany, security documents substantially with the same substance and form to those in Part A, Section 2.3 to 2.7 of this Schedule 1.

2.3	Any other Security Document(s) which are required by FGI to be executed by the proposed Additional Obligor.

2.4	Any notices or documents required to be given or executed under the terms of the Security Documents referred to in paragraphs 2.2 and 2.3 above.

2.5	A release of all encumbrances, other than for Permitted Security, that are listed on the mortgage registers of or otherwise affect any of the undertaking and/or assets of the Additional Obligor.

3	FINANCIAL

3.1	Up to date Management Accounts to the month prior to the proposed accession of the Additional Obligor

3.2	Latest projections for the 12 months ending 12 months following the proposed accession of the Additional Obligor reflecting the effect and operation of the Receivables Purchase Facility.

3.3	Audited annual accounts for the year ending immediately prior to the proposed accession of the Additional Obligor.

4	RECEIVABLES (ADDITIONAL CLIENTS ONLY)
In relation only to an Additional Client:

4.1	An up-to-date audit of the Additional Client’s Receivables.

4.2	Electronic aged Receivables analysis and aged creditor analysis correct as at the Commencement Date.

4.3	Due diligence in relation to any Supply Contract specified by FGI, to be conducted by FGI.

4.4	A waiver from each Customer specified by FGI, waiving any ban on assignment or similar in any Supply Contract between the Additional Client and that Customer.

5	OTHER

5.1	Satisfactory completion of all FGI’s "know your customer" checks.

5.2
If the Additional Obligor is incorporated in a jurisdiction other than Germany or England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to FGI in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction.

5.3
If the proposed Additional Obligor is incorporated in a jurisdiction other than Germany or England and Wales, evidence that a process service agent has been appointed and has accepted its appointment to act on behalf of the proposed Additional Obligor for the service of process in Germany or England and Wales in relation to proceedings in the English courts.

5.4
Clear winding-up and administration searches (or, if the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, analogous searches or enquiries) in respect of the Additional Client.

5.5	Any other document, assurance or opinion that FGI may reasonably require, and which it has specified to the Additional Client prior to the Commencement Date.
SCHEDULE 2

Data Protection

1	If a Credit Party contacts FGI electronically, FGI may collect the Credit Party’s electronic identifier (e.g. Internet Protocol (IP) address or telephone number).

2
A Credit Party's information includes information about the Finance Documents and FGI may use the Credit Party’s information to assess financial and insurance risks, recover debt, prevent and detect crime, understand requirements of Customers; and develop and test products and services.

3
FGI will not disclose information about the Credit Party to anyone outside FGI except where FGI has the Credit Party’s permission, where FGI is required or permitted by law, to other companies who provide a service to FGI or to the Credit Party or where FGI may transfer rights and obligations under the Finance Documents.

4	FGI may transfer information about the Credit Party to other countries but if it does so it shall ensure that anyone to whom FGI passes the information provides an adequate level of protection.

5
From time to time FGI may change the way FGI uses information about the Credit Party. Where FGI believes the Credit Party may not reasonably expect such a change, FGI shall write to the Credit Party. If the Credit Party does not object to the change within 60 days, the Credit Party consents to that change.

6	For a copy of the information held by FGI about the Credit Party, the Credit Party may write to the data controller at FGI.

7	FGI may make periodic searches of and provide information to credit reference agencies to manage and take decisions about the Credit Party’s Facility.

8
FGI may wish to keep the Credit Party informed by letter, phone and electronic means (including email and mobile messaging) about products, services and additional benefits that FGI believe may be of interest to the Credit Party. If the Credit Party does not want FGI to do so the Credit Party should notify FGI.

SCHEDULE 3

Form of Accession Deed
To:    Faunus Group International, Inc

From:    [Subsidiary] and [ Client ]
Dated:    [● ]

Dear Sirs
[US$12,000,000] receivables purchase agreement dated [    ] 2016 (the “Agreement”)

1.
We refer to the Agreement. This deed (the "Accession Deed") shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.
[Subsidiary] agrees to become an [Additional Client]/[Security Obligor] and to be bound by the terms of the Agreement and the other Finance Documents as an [Additional Client]/[Security Obligor] pursuant to Clause 31 (Additional Parties) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[The Client confirms that no Termination Event is continuing or would occur as a result of [Subsidiary] becoming an Additional Client]/[Security Obligor].

4.	[Subsidiary's] administrative details for the purposes of the Agreement are as follows:
Address:
Fax No.:
Attention:

5.
[Subsidiary] (for the purposes of this paragraph [4]/[5], the "Acceding Party") intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]
the "Relevant Documents".

6.	This Accession Deed [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
THIS ACCESSION DEED has been signed on behalf of FGI (for the purposes of paragraph [4]/[5] above only), signed on behalf of the Client and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]
[EXECUTED AS A DEED    ]

By: [Subsidiary]    )
_____________________________________    Director
_____________________________________    Director/Secretary
OR
[EXECUTED AS A DEED
By: [Subsidiary]
Signature of Director

in the presence of    Name of Director
Signature of witness
Name of witness
Address of witness

Occupation of witness]

[Client]
[ ]
By:

Faunus Group International, Inc
By:
Date:

Schedule 5

Form of Offer
Schedule of Receivables Offered for purchase
Reference: Receivables Purchase Agreement dated ___ [ ]2016
Proposed Purchase Date:
Client's Name: [Insert Name of Assignor as appropriate, i.e. either CIBER AG or CIBER Managed Services GmbH ]     Schedule Number ________________
Page ____ of _____     Date ________ 20_

Invoice Date	Invoice Number	Name of Account Debtor	Customer Number/Customer ID	Invoice Amount and Currency and Due Date of Invoice

The undersigned [Insert Name of Assignor as appropriate, i.e. either CIBER AG or CIBER Managed Services GmbH] has sold, transferred and assigned and hereby confirms that it sells, transfers and assigns to Faunus Group International, Inc. (hereinafter called the “FGI”), its successors and assigns, in accordance with the provision of the Receivables Purchase Agreement dated [ ] 2016 and made by and between FGI, CIBER AG and CIBER Managed Service GmbH (as amended, modified, replaced or restated from time to time, the "Agreement”), each Receivable, listed hereon (including Annex A hereto which sets out the addresses of the Customers identified by their respective Customer ID or Customer Number), and all Related Rights relating to such Receivables.

The undersigned confirms that each of the representations and warranties given by it in clause 16 of the Agreement is true and correct on the date of this letter of offer by reference to the circumstances existing on such date. In the event of any breach of any such representation or warranty, FGI, its successors and assigns, shall have such rights, inter alia, as are provided in the Agreement.

The undersigned in its business capacity warrants and represents that, with respect to each Receivable, since the last sale of Receivables by the undersigned to FGI, no merchandise has been returned or rejected, no defense, dispute, claim, offset or counterclaim has developed or has been asserted with respect to any Receivable heretofore sold, transferred and assigned by the undersigned to FGI, which has not been or is not contemporaneously being reported in writing by the undersigned to FGI.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal this ____ day of _____________, 20___.

[Insert Name of Assignor as appropriate, i.e. either CIBER AG or CIBER Managed Services GmbH]
By:____________________________
Print Name______________________
Title:___________________

Annex A to Schedule 5
Locations of Customers identified by Customer Number or Customer ID
[ ]

SCHEDULE 4
Over Advances - Terms and Conditions
1.    THE FACILITY
(a)    Over Advances
FGI, acting in its sole discretion, may from time to time upon notice to the Client, make available Advances in excess of Availability on such terms and conditions as are specified by FGI in relation to such Advance.
(b)    Facility Limit
FGI shall not be obliged to make any Advance to the Original Clients pursuant to this schedule 4 (Over Advances-terms and conditions) if that Advance:

(a)	would cause the Facility Limit to be exceeded;

(b)	would, if made, cause the Account Balances to exceed the Facility Limit; and/or

(c)	is not denominated in an Approved Currency.
2.    INTEREST AND FEES
2.1    Interest
If at any time FGI makes an Advance in excess of Availability, Discount shall be increased by an amount specified by FGI and shall be debited in accordance with clause 10.2 (Discount). The Client hereby confirms that such increased Discount is a reasonable estimate of the cost to FGI of making the Advance available and is not a penalty.
2.2    Other

(a)	Other sums payable by the Client pursuant to the Over Advance Facility may be debited by FGI to the Reserve Account.
(b)    FGI will add VAT to its fees if applicable.
3    REPAYMENT
The Client shall immediately, upon FGI’s demand, pay to FGI the amount of any Advance made under this schedule 4 (Over Advances – Terms and Conditions) together with accrued but unpaid Discount to the date of such payment and any additional sum or sums payable by the Client under this Deed.
4    DEFAULT INTEREST

4.1
If the Original Clients fails to pay any amount due in relation to the Over Advance Facility on its due date, the Original Clients will be liable to pay Discount on such amount from the date of such default until the date of actual payment (as well as after as before judgement or demand) at a rate that is 3 per cent above the rate of

Discount. Such Discount will be payable on demand and, to the extent not actually paid, will be compounded monthly in arrears and debited to the Over Advance Payment Account or the Funds in Use as described in paragraph 2.1(b) (Interest).

4.2
FGI and the Original Clients agree that the rate set out in paragraph 4.1 above represents a genuine pre-estimate of FGI’s additional administrative and funding costs in the event of the Original Clients’s failure to pay any sum due to FGI and is not a penalty.

5	INDEMNITY
As a separate and independent obligation from any other indemnities contained in the Agreement, the Original Clients agrees to indemnify to FGI on demand from time to time and on a full indemnity basis, all funding, breakage costs and/or costs in relation to arrangements made or incurred by FGI in connection with the funding and maintenance of the Over Advance Payment Account Balance.

6.	REPEATING REPRESENTATIONS
All warranties, representations, covenants and undertakings given elsewhere in this Deed shall be deemed repeated in accordance with this Deed whilst any Advance made under this schedule 4 (Over Advances – terms and conditions) is outstanding.

Schedule 5

Form of Offer
Schedule of Receivables Offered for purchase
Reference: Receivables Purchase Agreement dated ___ [ ]2016
Proposed Purchase Date:
Client's Name: [Insert Name of Assignor as appropriate, i.e. either CIBER AG or CIBER Managed Services GmbH ]     Schedule Number ________________
Page ____ of _____     Date ________ 20_

Invoice Date	Invoice Number	Name of Account Debtor	Customer Number/Customer ID	Invoice Amount and Currency and Due Date of Invoice

The undersigned [Insert Name of Assignor as appropriate, i.e. either CIBER AG or CIBER Managed Services GmbH] has sold, transferred and assigned and hereby confirms that it sells, transfers and assigns to Faunus Group International, Inc. (hereinafter called the “FGI”), its successors and assigns, in accordance with the provision of the Receivables Purchase Agreement dated [ ] 2016 and made by and between FGI, CIBER AG and CIBER Managed Service GmbH (as amended, modified, replaced or restated from time to time, the "Agreement”), each Receivable, listed hereon (including Annex A hereto which sets out the addresses of the Customers identified by their respective Customer ID or Customer Number), and all Related Rights relating to such Receivables.

The undersigned confirms that each of the representations and warranties given by it in clause 16 of the Agreement is true and correct on the date of this letter of offer by reference to the circumstances existing on such date. In the event of any breach of any such representation or warranty, FGI, its successors and assigns, shall have such rights, inter alia, as are provided in the Agreement.

The undersigned in its business capacity warrants and represents that, with respect to each Receivable, since the last sale of Receivables by the undersigned to FGI, no merchandise has been returned or rejected, no defense, dispute, claim, offset or counterclaim has developed or has been asserted with respect to any Receivable heretofore sold, transferred and assigned by the undersigned to FGI, which has not been or is not contemporaneously being reported in writing by the undersigned to FGI.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal this ____ day of _____________, 20___.

[Insert Name of Assignor as appropriate, i.e. either CIBER AG or CIBER Managed Services GmbH]
By:____________________________
Print Name______________________
Title:___________________

Annex A to Schedule 5
Locations of Customers identified by Customer Number or Customer ID
[ ]

SIGNATURES
FGI

EXECUTED as a deed, but not delivered until the first date specified on page 1, by FAUNUS GROUP INTERNATIONAL, INC. acting by:	/s/ David DiPiero ………………………………… /s/ Sami Altaher …………………………………

Address:	80 Broad Street, 22nd Floor, New York, NY 10004, USA

Fax number:    ++ 212.248.3404
Attention:        Chris Fulman
Email:        cfulman@fgiww.com

ORIGINAL CLIENT

EXECUTED as a deed, and delivered when dated, by CIBER AG acting by:
In the presence of Witness	/s/ Stephan Reiss ………………………………… Director
Signature:	/s/ Stefan Reuter
Name:	Stefan Reuter
Occupation:	Finance Manager
Address:	1m Mediapark 8 Cologne, Germany 50670

ORIGINAL CLIENT

EXECUTED as a deed, and delivered when dated, by CIBER Managed Services GmbH acting by:
In the presence of Witness	/s/ Stephan Reiss ………………………………… Director
Signature:	/s/ Stefan Reuter
Name:	Stefan Reuter
Occupation:	Finance Manager
Address:	1m Mediapark 8 Cologne, Germany 50670